AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 1999


                                                      REGISTRATION NO. 333-76689
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                                 AMENDMENT NO.3

                                       TO



                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                                ---------------
                                TRIMERIS, INC.
            (Exact name of registrant as specified in its charter)


               DELAWARE                         56-1808663
     (State or other jurisdiction of        (I.R.S. Employer
      incorporation or organization)     Identification Number)

                        4727 UNIVERSITY DRIVE, SUITE 100
                          DURHAM, NORTH CAROLINA 27707
                                 (919) 419-6050

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             DR. DANI P. BOLOGNESI
                            CHIEF EXECUTIVE OFFICER
                         AND CHIEF SCIENTIFIC OFFICER
                       4727 UNIVERSITY DRIVE, SUITE 100
                         DURHAM, NORTH CAROLINA 27707
                                (919) 419-6050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  COPIES TO:

        MERRILL M. MASON, ESQ.             JOHN B. WATKINS, ESQ.           ALEXANDER D. LYNCH, ESQ.
        HUTCHISON & MASON PLLC          WILMER, CUTLER & PICKERING           BABAK YAGHMAIE, ESQ.
4011 WESTCHASE BOULEVARD, SUITE 400         2445 M STREET, N.W.        BROBECK, PHLEGER & HARRISON LLP
    RALEIGH, NORTH CAROLINA 27607         WASHINGTON, D.C. 20037          1633 BROADWAY, 47TH FLOOR
              (919) 829-9600                  (202) 663-6000               NEW YORK, NEW YORK 10019
                                                                                (212) 581-1600

                                ---------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the Underwriting Agreement is executed.
                                ---------------
     If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 26, 1999



PROSPECTUS
-----------
                               2,500,000 SHARES


                                     [LOGO]




                                Trimeris, Inc.


                                  COMMON STOCK
                               ----------------
             Trimeris is selling 2,500,000 shares of common stock.


     Our shares are listed for trading on the Nasdaq National Market under the symbol "TRMS." On May 19, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $11.75 per share.



                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" STARTING ON PAGE 6.
                               ----------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS COMPLETE OR TRUTHFUL. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                                      PER SHARE     TOTAL
                                                     -----------   ------
  Public offering price ..........................   $             $
  Underwriting discounts and commissions .........
  Trimeris' proceeds .............................

     The underwriters have an option to purchase up to an additional 375,000 shares to cover over-allotments. The underwriters expect to deliver the shares
to purchasers on     , 1999.
                               ----------------
ING BARING FURMAN SELZ LLC
                          BANCBOSTON ROBERTSON STEPHENS

                                                                        SG COWEN



                                          , 1999

                    MODEL FOR T-20 INHIBITION OF HIV FUSION


In the HIV infection process, the gp120 surface protein is stripped away from the virus after gp120 binds to host cell receptors. Two specific regions in the gp41 protein are thus freed and can bind to one another and cause the viral membrane to fuse with the host cell membrane. If T-20 is present in the bloodstream, it binds tightly to one of these regions within the gp41 protein and blocks the structural rearrangement necessary for the virus to fuse with the host cell. Since the virus cannot fuse with the host cell, it cannot penetrate and release its genetic material into the cell. HIV infection of the host cell is inhibited, and HIV replication within that cell is prevented.
NOTE: The gp120 and gp41 protein structures illustrated below are enlarged in comparison to the size of the virus to show detail.
















    [DESCRIPTION OF ILLUSTRATION OF MODEL OF T-20 INHIBITION OF HIV FUSION:
    The illustration consists of five panels labeled "binding," "attachment," "drawing near," "fusion," and "inhibition." In each panel, HIV and its components are depicted and labeled, including the surface proteins gp41 and gp120. The series of panels illustrates the progression of HIV from binding through fusion and also demonstrates how T-20 interferes with the fusion event.]


The above diagram is for illustrative purposes only. We have tested T-20 in clinical trials but will need to conduct additional clinical trials. We have not applied for regulatory approval of T-20. We cannot assure you that T-20 will receive regulatory approval or, if it is approved, that we will be able to commercialize T-20 successfully.

                              PROSPECTUS SUMMARY


     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THE OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS DESCRIBED BELOW UNDER "RISK FACTORS." CERTAIN STATEMENTS IN THIS SECTION AND OTHER SECTIONS ARE FORWARD-LOOKING. WHILE WE BELIEVE THESE STATEMENTS ARE ACCURATE, OUR BUSINESS IS DEPENDENT ON MANY FACTORS, SOME OF WHICH ARE DISCUSSED IN THE "RISK FACTORS" AND "BUSINESS" SECTIONS OF THIS PROSPECTUS. MANY OF THESE FACTORS ARE BEYOND OUR CONTROL AND ANY OF THESE AND OTHER FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS. THE RESULTS OF OUR PREVIOUS CLINICAL TRIALS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS OF FUTURE CLINICAL TRIALS. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO THE STATEMENTS CONTAINED IN THIS PROSPECTUS TO REFLECT EVENTS OR CIRCUMSTANCES THAT OCCUR SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


     We are engaged in the discovery and development of a new class of therapeutics called viral fusion inhibitors. Viral fusion is a complex process by which viruses attach to and penetrate host cells. If a virus cannot enter a host cell, it cannot replicate. By inhibiting the fusion process of certain types of viruses, our products under development offer a novel mechanism of action to treat many serious viral diseases.


     Human Immunodeficiency Virus - Type I, or HIV, relies on fusion to infect host cells. Currently-approved anti-HIV drugs have been used in recent years, in various combinations, to effectively treat HIV infection. Increasingly, these therapies are failing to adequately address HIV infection because they can cause severe side effects, are difficult to take and often stop suppressing HIV replication because the virus becomes resistant to the drugs.


     We believe there is a need for a new class of anti-HIV drug that:


     o works by a novel mechanism of action,


     o has fewer side effects than current therapies, and


     o is active against strains of HIV that are resistant to currently-approved drugs.


     We believe our anti-HIV drugs under development may meet these criteria. Our lead product candidate, T-20, inhibits fusion of HIV with host cells, thereby impeding replication of the virus. In August 1997, we completed a 16-patient Phase I/II clinical trial in which T-20 reduced the amount of HIV in the patients' blood, commonly referred to as viral load, by 98% in the highest dose group. In January 1999, we completed a Phase II clinical trial of T-20. Details of the structure and results of the trial are as follows:


   o 78 HIV-infected adults with high viral loads were screened for the trial, and 75 of them received T-20 therapy,


   o prior to entering the trial, the patients had used, on average, nine currently-approved anti-HIV drugs that no longer suppressed their HIV viral loads below detectable levels,


   o T-20 was safe and caused a significant and clinically-relevant reduction of HIV viral load, which was greater in patients receiving higher doses of T-20,


   o the median maximum reduction in HIV viral load ranged from 69% to 97% across the treatment groups, and


   o twice-daily subcutaneous injection, which is injection of T-20 under the skin, achieved consistent levels of T-20 in the blood.

     We are currently conducting two other clinical trials of T-20 and will commence additional trials throughout the year. We expect to begin a pivotal trial for T-20 late in the fourth quarter of 1999. In January 1999, the FDA gave T-20 "fast track" designation. This designation is granted to products that the FDA determines may provide significant improvement in the treatment of serious diseases and is intended to expedite the FDA's review.


     We are developing T-1249, our second drug candidate in the class of HIV fusion inhibitors. T-1249 has demonstrated potent HIV suppression in animal models and is highly active against a wide range of HIV strains in culture. We have filed an investigational new drug application, or IND, with the FDA and expect to begin in the second quarter of 1999 a 14-day Phase I clinical trial in up to 60 HIV-infected adults. In May 1999, the FDA gave T-1249 "fast track" designation.


     T-20 and T-1249 are both peptides. The manufacture of peptides historically has been complex and expensive. We have developed a novel peptide manufacturing process, which we believe will allow us to manufacture T-20 and T-1249 on a large scale and cost-efficient basis.


     We are also pursuing research programs to develop fusion inhibitors that target various other viruses, including respiratory syncytial virus, human parainfluenza virus, influenza virus, hepatitis B and C viruses and Epstein-Barr virus.


     Our principal executive office is located at 4727 University Drive, Durham, North Carolina 27707, and our telephone number is (919) 419-6050.

                                   THE OFFERING


Common stock offered .................................    2,500,000 shares
Common stock outstanding after this offering .........   13,183,355 shares
Use of proceeds ......................................   To fund the clinical development of T-20 and T-1249,
                                                         to fund increased research and development, to
                                                         provide working capital and for general corporate
                                                         purposes. See "Use of Proceeds."
Nasdaq National Market symbol ........................   TRMS

     The outstanding share information is based on our shares of common stock outstanding as of March 31, 1999. This information excludes:
  o 1,015,000 shares of common stock reserved for issuance pursuant to outstanding stock options at a weighted average exercise price of $6.37,
  o 185,000 shares of common stock reserved for future issuance under our Stock Incentive Plan, and
  o 11,765 shares of common stock reserved for issuance pursuant to an outstanding warrant at an exercise price of $4.25 per share.
See note 4 to our financial statements.

                             SUMMARY FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                    MARCH 31,
                                              -----------------------------------------   -------------------------
                                                  1996          1997           1998           1998          1999
                                              -----------   ------------   ------------   -----------   -----------
                                                                                                 (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Revenue .................................    $     55      $     431      $     363      $     90      $     81
  Operating expenses:
   Research and development ...............       5,146          9,734         16,421         2,583         3,964
   General and administrative .............       1,761          2,596          4,572         1,040         1,673
                                               --------      ---------      ---------      --------      --------
     Total operating expenses .............       6,907         12,330         20,993         3,623         5,637
                                               --------      ---------      ---------      --------      --------
  Operating loss ..........................      (6,852)       (11,899)       (20,630)       (3,533)       (5,556)
                                               --------      ---------      ---------      --------      --------
  Other income (expense):
   Interest income ........................          47            584          1,755           584           231
   Interest expense .......................        (167)          (113)          (127)          (18)          (42)
                                               --------      ---------      ---------      --------      --------
     Total other income (expense) .........        (120)           471          1,628           566           189
                                               --------      ---------      ---------      --------      --------
  Net loss ................................    $ (6,972)     $ (11,428)     $ (19,002)     $ (2,967)     $ (5,367)
                                               ========      =========      =========      ========      ========
  Basic net loss per share ................    $  (1.48)     $   (1.55)     $   (1.78)     $  (0.28)     $  (0.50)
  Weighted average shares used in per share
   computations ...........................       4,705          7,395         10,647        10,620        10,777

     The following table is a summary of our balance sheet data. The as adjusted column reflects the sale of 2,500,000 shares of common stock at the assumed public offering price of $11.75, the last reported sale price of the common stock on the Nasdaq National Market on May 19, 1999, after deducting the underwriting discounts and commissions and estimated offering expenses.


                                                                                  MARCH 31, 1999
                                                                            ---------------------------
                                                                               ACTUAL       AS ADJUSTED
                                                                            ------------   ------------
                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments .......................    $  13,982      $  41,220
Working capital .........................................................       11,193         38,431
Total assets ............................................................       16,798         44,036
Obligation under capital leases, excluding current installments .........          745            745
Deficit accumulated during the development stage ........................      (53,762)       (53,762)
Total stockholders' equity ..............................................       12,885         40,123

                                 RISK FACTORS


     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS MATERIALIZE, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. AS A RESULT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


WE ARE AN EARLY STAGE COMPANY WITH AN UNCERTAIN FUTURE.

     We formed our company and began operations in January 1993. Accordingly, we have only a limited operating history for you to evaluate our business. There are many business risks associated with a biopharmaceutical company in the early stage of development, such as ours. For example, we may not be able to obtain sufficient financial, personnel and other resources to continue to develop our product candidates. We also may not be successful in discovering or developing any product candidates that ultimately achieve regulatory approval or have commercial viability.


     We have not yet generated any revenues from product sales or royalties. We have never submitted a product candidate for approval by the FDA or any other regulatory authority for commercialization. We will have to invest significant additional time and funds in research and development and extensive clinical trials before we can submit our product candidates for regulatory approval. Our product candidates may never obtain regulatory approval, and therefore, may never be commercially available.


WE HAVE NEVER MADE MONEY AND EXPECT OUR LOSSES TO CONTINUE.

     We have incurred losses since we began operating. As of March 31, 1999, our accumulated deficit was approximately $53.8 million. Since inception, we have spent our funds on our product development efforts, relating primarily to the development of T-20. We expect that we will incur substantial losses for the foreseeable future. We also expect our losses to significantly increase as we expand our research and development, preclinical testing and clinical trial efforts. We have not yet generated any revenues from product sales or royalties. We cannot assure you that we will ever be able to generate any such revenues or royalties or, if we generate any revenues or royalties, that we will ever be profitable.


WE WILL NEED TO RAISE ADDITIONAL FUNDS IN THE NEAR FUTURE.

     Based on our current plan, we anticipate that our existing capital resources, together with the net proceeds of this offering and the interest earned, will be adequate to fund our capital requirements through 1999. We believe that substantial additional funds will be required after 1999. In the event this financing is not obtained, we will be required to delay, scale-back or eliminate certain preclinical testing, clinical trials and research and development programs.


     We may raise these additional funds through equity or debt financings. If we raise funds by selling equity, our stockholders' interest may be diluted. Any debt financings may contain restrictive terms that limit our operating flexibility. Additionally or alternatively, we may have to attempt to obtain funds through arrangements with collaborative partners. These partners may require us to relinquish rights to our technologies or product candidates. This could have a material adverse effect on our business, financial condition and results of operations.


OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF OUR FUTURE RESULTS.

     Our operating results are likely to fluctuate over time, due to a number of factors, many of which are outside of our control. Some of these factors include:

  o the status of our research and development activities,


  o the progress of our product candidates through preclinical testing and clinical trials,


  o the timing of regulatory actions,


  o our ability to establish manufacturing, sales, marketing and distribution capabilities, either internally or through relationships with third parties,


  o technological and other changes in the competitive landscape,


  o changes in our existing or future research and development relationships and strategic alliances, and


  o the commercial viability of our product candidates.


     As a result, we believe that comparing financial results for one period against another period is not necessarily meaningful, and you should not rely on our results of operations in prior periods as an indication of our future performance. Also, if our results of operations for a period deviate from the levels expected by securities analysts and investors, it could have a material adverse effect on the market price of our common stock.


WE ARE HEAVILY DEPENDENT ON OUR LEAD PRODUCT CANDIDATE, T-20.

     T-20 is our lead product candidate and our only candidate that has been tested in humans. Our success will depend, to a great degree, on the success of T-20. In particular, we must be able to:


  o establish the safety and efficacy of T-20 in humans,


  o obtain regulatory approvals so that we can commercialize T-20,


  o establish relationships for the commercial-scale production of T-20 at an acceptable cost and with the appropriate quality, and


  o successfully market T-20 and achieve acceptance of T-20 by the medical community, including health care providers and third-party payors.


     We may rely on our collaborative partners in connection with many of these matters. We may not be able to control the amount or timing of resources that our partners may devote to these matters. If we or our collaborative partners fail to successfully develop and commercialize T-20, our business, financial condition and results of operations will be materially and adversely affected.


WE FACE MANY UNCERTAINTIES RELATING TO OUR HUMAN CLINICAL TRIAL RESULTS AND CLINICAL TRIAL STRATEGY.

     In order to obtain the regulatory approvals that we need to sell commercially any of our product candidates, we must demonstrate that each product candidate is safe and effective for use in humans for each target indication. We attempt to demonstrate this through preclinical testing and clinical trials for each product candidate. This is a very complex and lengthy process. To date, we have conducted initial preclinical testing of some of our product candidates and a Phase I/II clinical trial of T-20 that enrolled 16 patients. We have also recently completed a Phase II clinical trial of T-20 involving 78 patients.


     Because these clinical trials have been limited to a relatively small number of patients, we cannot assure you that the results of these early clinical trials will support further clinical trials of T-20. We may not be able to demonstrate that potential product candidates that appeared promising in preclinical testing and early clinical trials will be safe or effective in advanced clinical trials that involve larger numbers of patients. We also cannot assure you that the results of the clinical trials we have conducted and still intend to conduct will support our applications for regulatory approval. As a result, our product development programs may be curtailed, redirected or eliminated at any time.

     We may redesign, delay or cancel our preclinical testing and clinical trials, for some or all of the following reasons:


  o unanticipated, adverse or ambiguous results from our preclinical testing or clinical trials,

  o undesirable side effects which delay or extend the trials,

  o our inability to locate, recruit and qualify a sufficient number of patients for our trials,

  o difficulties in manufacturing sufficient quantities of the particular product candidate or any other components needed for our preclinical testing or clinical trials,

  o regulatory delays or other regulatory actions,

  o change in the focus of our development efforts, and

  o reevaluation of our clinical development strategy.

     Accordingly, our clinical trials may not commence or proceed as anticipated. This would have a material adverse effect on our business, financial condition and results of operations.


HIV MAY DEVELOP RESISTANCE TO OUR DRUG CANDIDATES.
     HIV is prone to genetic mutations. These mutations have produced strains of HIV that are resistant to currently-approved therapeutics. The HIV virus may develop similar resistance to our viral fusion inhibitor therapeutics, including T-20 and T-1249. This could have a material adverse effect on our business, financial condition and results of operations.


WE HAVE NO EXPERIENCE MANUFACTURING PHARMACEUTICAL PRODUCTS.
     The manufacture of pharmaceutical products requires significant expertise and capital investment. We have no experience in manufacturing pharmaceuticals, no commercial manufacturing capacity and only have limited experience in manufacturing process development. As a result, we have elected to work with third-party contract manufacturers to supply quantities of T-20 to be used in currently planned clinical trials. We expect to rely on third-party manufacturers throughout the clinical and initial commercialization phases of T-20 development. We may not be able to maintain relationships with these third-party manufacturers. Our dependence on third parties for the manufacture of products and product candidates could have a material adverse effect on our business, financial condition and results of operations.


WE FACE RISKS ASSOCIATED WITH MANUFACTURING T-20 AND T-1249.
     Peptide-based therapeutics are difficult and expensive to manufacture. We, and our third-party manufacturers, are currently using a novel method to manufacture T-20. This chemical methodology is inherently complex. We may not be able to manufacture T-20 or T-1249 on a cost-effective basis or develop an alternative, more efficient manufacturing method for T-20, T-1249 or any of our other peptide product candidates. In addition, commercial production of T-20 will require raw materials in amounts substantially greater than those being used in the current manufacturing campaigns. We may not be able to obtain these materials in sufficient quantities or on a cost-effective basis to support the commercial manufacture of T-20. If we are unable to manufacture T-20 or T-1249 on a cost-effective basis or are unable to obtain the necessary quantities of raw materials, our business, financial condition and results of operations will be materially and adversely affected.


OUR BUSINESS IS BASED ON NOVEL TECHNOLOGY AND IS HIGHLY RISKY AND UNCERTAIN.
     Our product development programs are based on novel technology. Our technology platform is designed to discover product candidates which treat viral infection by inhibiting viral fusion, a process which prevents the virus from fusing to the cell, thereby preventing the virus from entering the cell and replicating. We are not aware of any other approved antiviral pharmaceutical products that target the inhibition of viral fusion. Accordingly, developing products that use this novel approach is highly risky and uncertain. Our products could:

  o experience unanticipated developments or clinical or regulatory delays,


  o produce unexpected adverse side effects, or


  o provide inadequate therapeutic effectiveness.


Any of these could slow or suspend our product development efforts. If any of these unanticipated results occurs, it could have a material adverse effect on our business, financial condition and results of operations.


     We may not be able to use our novel technology platform to discover and successfully develop any commercially viable products. We may not be able to complete our research or product development efforts for any particular product candidate, or develop any product candidates that will prove to be safe and effective. We may not be able to obtain the required regulatory approvals for any products. Our development programs are subject to the risks inherent in the development of new products using new technologies and approaches. We may encounter unforeseen problems with these technologies or applications and technological challenges in our research and development programs that we may not be able to resolve.


WE ARE DEPENDENT ON THIRD-PARTY CONTRACT RESEARCH ORGANIZATIONS.


     We have engaged, and intend to continue to engage, third-party contract research organizations to perform some functions for us related to the development of our product candidates. We typically design our clinical trials, but rely on these contract research organizations to actually conduct the clinical trials. The failure by the contract research organizations to perform our clinical trials satisfactorily or their breach of their obligations to us could delay or prevent the commercialization of our product candidates. This would have a material adverse effect on our business, financial condition and results of operations.


     Because we rely on third-party contract research organizations, our preclinical testing or clinical trials may not begin or be completed on the dates we estimate for them. Any delays in our testing and trials could delay regulatory approval for or commercialization of our product candidates. These delays could:


  o increase our operating expenses,


  o cause us to need additional capital,


  o divert management's time and attention, and


  o create adverse market perception about us and our product candidates.



WE HAVE NO SALES, MARKETING OR DISTRIBUTION CAPABILITIES.


     We have no experience in sales, marketing or distribution of pharmaceuticals and currently have no personnel employed in any of these capacities. We may develop these capabilities in certain areas in the future. We may rely on marketing partners or other arrangements with third parties which have established distribution systems and direct sales forces for the sales, marketing and distribution of products. In the event that we are unable to reach agreement with one or more marketing partners we may be required to develop internal sales, marketing and distribution capabilities. We may not be able to establish cost-effective sales, marketing or distribution capabilities or make arrangements with third parties to perform these activities on acceptable terms, if at all. This would have a material adverse effect on our business, financial condition and results of operations.


     If we establish sales, marketing or distribution arrangements with other parties, they may have significant control over important aspects of the commercialization of our products including:


  o market identification,


  o marketing methods,

  o pricing,


  o composition of sales force, and


  o promotional activities.


     We may not be able to control the amount or timing of resources that any third party may devote to our products.


OUR STOCK PRICE IS HIGHLY VOLATILE.

     Our stock price has fluctuated substantially since our initial public offering, which was completed in October 1997. The market price of our common stock, like that of the securities of many other biotechnology and pharmaceutical companies, is likely to remain highly volatile.


     Furthermore, the stock market has from time to time experienced extreme price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, in the past, class action lawsuits have often been instituted against biotechnology and pharmaceutical companies following periods of volatility in the market price of these companies' stock. If litigation were instituted against us on this basis, it could result in substantial costs and would divert management's attention and resources. This would have a material adverse effect on our business, financial condition and results of operations.


WE DEPEND ON COLLABORATIONS AND LICENSES WITH OTHERS.

     We have entered into license and other agreements and may enter into additional agreements with partners or collaborators to assist us in:


  o seeking regulatory approval for our product candidates, and


  o developing, manufacturing and commercializing some of our product candidates.


     Accordingly, our success will depend, in part, on our partners' success in:


  o performing preclinical testing and clinical trials,


  o obtaining the requisite regulatory approvals,


  o scaling up manufacturing,


  o successfully commercializing the product candidates we license to them, and



  o otherwise performing their obligations.


     We may not be able to maintain our existing collaborative arrangements or enter into arrangements in the future on terms that are acceptable to us. Moreover, our partners may not perform their obligations under our agreements with them and may choose to compete with us by seeking alternative means of developing therapeutics for the diseases we have targeted. In addition, we may not be able to:


  o obtain proprietary rights, or licenses under the proprietary rights which belong to others, for any technology or product candidates developed through these arrangements, or


  o protect the confidentiality or prevent the disclosure of any proprietary rights and information developed in our collaborative arrangements.


     We currently have an agreement with Duke University pursuant to which we have received an exclusive, worldwide, royalty-free license to certain discoveries and inventions, including patent rights, in the field of antiviral therapeutics that have been developed by certain researchers at Duke University. The license for the Duke inventions, including T-20, terminates upon the last-to-expire patent covering such inventions. Duke

University may terminate the agreement if we fail to perform our obligations under the agreement, which include pursuing the development of the technologies licensed to us, or if we engage in fraud, willful misconduct or illegal conduct. If Duke University were to terminate the agreement, we would lose our license granted under that agreement. This would have a material and adverse effect on our business, financial condition and results of operations.


     The Duke agreement also provides that our license includes certain rights to discoveries and inventions developed before February 2000. We cannot assure you that we will be able to amend the Duke agreement to obtain discoveries and inventions made beyond February 2000. This could have a material and adverse effect on our business, financial condition and results of operations. The licenses that have already been granted to us under the agreement, including the license for T-20, will not be affected by our inability to amend the Duke agreement.


     In the future, we may find that we need additional licenses from these or other parties to effectively develop potential product candidates. We may not be able to maintain our existing license agreements or obtain additional licenses on acceptable terms.


THERE IS UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT AND HEALTH CARE REFORM MEASURES WHICH COULD LIMIT THE AMOUNT WE WILL BE ABLE TO CHARGE FOR OUR PRODUCTS.

     In the United States and elsewhere, sales of prescription drugs are dependent, in part, on the consumer's ability to be reimbursed for the cost of the drugs by third-party payors, such as government agencies and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services in an effort to promote cost containment measures and alternative health care delivery systems. As a result, third-party payor reimbursements may not be available or may not be available at a level that will allow us or our potential collaborative partners to sell our products on a competitive basis.


     Economic, political and regulatory influences, including the efforts of governments and third-party payors to contain or reduce the cost of health care through various means, will continue to affect the business and financial condition of pharmaceutical companies. A number of legislative and regulatory proposals aimed at changing the health care system have been proposed in recent years. Because of the high cost of the treatment of HIV, many state legislatures are reassessing reimbursement policies for this therapy. In addition, an increasing emphasis in the United States to reduce the overall costs of health care through managed care has and will continue to increase the pressure on pharmaceutical pricing. We cannot predict whether legislative or regulatory proposals will be adopted or the effect that those proposals or managed care efforts may have. However, there is a risk that the announcement and/or adoption of these types of proposals or efforts could have a material adverse effect on our business, financial condition and results of operations.


THERE IS UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS.

     Our success will depend, in part, on our ability and the ability of our licensors to obtain and to keep protection for our products and technologies under the patent laws of the United States and other countries, so that we can prevent others from using our inventions. Our success also will depend on our ability to prevent others from using our trade secrets. In addition, we must operate in a way that does not violate the patent, trade secret, or other intellectual property rights of other parties.


     The pharmaceutical and biotechnology industries place considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. We have obtained rights to certain patents and patent applications and may, in the future, seek rights from third parties to additional patents and patent applications. For further information regarding licenses we have obtained from third parties, see "Business -- Licensing and Collaborative Agreements."


     The standards used by the U.S. Patent and Trademark Office and the patent offices of other countries to grant patents may change. Consequently, we cannot be certain as to the type and extent of patent claims that may be issued to us in the future.

     The standards which courts use to interpret patents may change, particularly as new technologies develop. Consequently, we cannot be certain as to how much protection, if any, will be given to patents owned or licensed by us, if they are challenged in court. If we choose to go to court to stop someone else from using the inventions claimed in these patents, that individual or company has the right to ask the court to rule that the patents are invalid and should not be enforced against them. Such lawsuits are expensive and will consume time and other resources, even if we are successful in stopping the violation of the patents. In addition, there is a risk that the court will decide that some or all of the claims of these patents are not valid and that we do not have the right to stop others from using the inventions. There is also a risk that, even if the validity of the patents is upheld, the court will refuse to stop the other party on the grounds that its activities are not covered by the patent claims.

     In addition, a third party may claim that we are using inventions covered by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research and development and the manufacture and sale of products. Such lawsuits are expensive and will consume time and other resources. There is a risk that the court will decide that we are violating the third party's patent and will order us to pay the other party damages for having violated their patent. There is also a risk that the court will order us to stop the activities covered by the patent. In this case, we may attempt to obtain a license from the third party so that we may continue to use the invention. However, we cannot assure you that if this occurs we would be able to obtain the licenses we need or that we could negotiate the licenses on terms acceptable to us, or at all.


     We have been approached by another company which claims to have patents relating to the peptide sequence of T-20. On May 25, 1999, we received a letter from this company suggesting that we discuss licensing its patents. After a preliminary investigation, we believe that we will be able to sell T-20 without needing a license from this other company. We may discuss the matter further with the other company. However, we cannot assure you that this other company will agree with us that no license is needed. In addition, we cannot assure you that any license offered by this company will be acceptable to us or that we and this company actually will sign a license agreement. If we do not enter into a license agreement, there is a possibility that this other company will bring a lawsuit against us alleging that we violate this company's patents. Such a lawsuit, even if eventually decided in our favor, will be costly, time consuming and distracting for our management team, and may have a material adverse effect on our business, financial condition and results of operations.


     Another risk we face in this area is that the laws of certain countries may not protect our proprietary rights to the same extent as United States law.


     We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. There is also the risk that our employees, consultants, advisors or others will not maintain the confidentiality of such trade secrets or proprietary information, or that this information may become known in some other way or be independently developed by our competitors.

     The occurrence of these risks could have a material adverse effect on our business, financial condition and results of operations.


WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION; OUR PRODUCTS MAY NOT RECEIVE REGULATORY APPROVAL.
     Human pharmaceutical products must undergo lengthy and rigorous preclinical testing and clinical trials and other extensive, costly and time-consuming procedures mandated by the FDA and foreign regulatory authorities. To have a product candidate approved, we must establish that the product candidate is safe and effective for each target indication. The FDA must confirm that we and our clinical testing and manufacturing partners maintain good laboratory, clinical and manufacturing practices. The regulatory approval process typically takes a number of years, depending on the type, complexity and novelty of the pharmaceutical product. Because of the considerable time and expense required, this process gives larger companies with greater financial resources a competitive advantage over us.

     To date, none of our product candidates has been submitted for approval by the FDA or any other regulatory authority for commercialization. Our products may never be approved by the FDA or any other regulatory authority. T-20 and T-1249 have received fast track designation from the FDA for the treatment of HIV-infected individuals. Fast track designation is granted to products that may provide a significant improvement in the safety or effectiveness of the treatment for a serious or life-threatening disease, and this designation is intended to expedite the review of these drugs. However, fast track designation does not, in any way, mean that T-20 or T-1249 will be approved for commercialization by the FDA in the future.

     Our estimates of future regulatory submission dates may prove to be inaccurate. Our regulatory submissions can be delayed or we may cancel plans to submit proposed products for a number of reasons, including:

  o unanticipated preclinical testing or clinical trial reports,


  o changes in regulations, or the adoption of new regulations,


  o unanticipated enforcement of existing regulations,


  o unexpected technological developments, and


  o developments by our competitors.


Consequently, we cannot assure you that our anticipated submissions will be made on their target dates, or at all. Delays in these submissions would have a material adverse effect on our business, financial condition and results of operations.


     A number of federal, state and local laws regulate safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents. We must comply with these laws. We use some of these hazardous substances in our product development programs. It is expensive and time-consuming to comply with these laws. If we fail to comply, our business, financial condition and results of operations could be materially and adversely affected.


WE FACE INTENSE COMPETITION.


     We are engaged in segments of the biopharmaceutical industry, including the treatment of HIV, that are intensely competitive and change rapidly. We expect that new developments in the areas in which we are conducting our research and development will continue at a rapid pace in both industry and academia.


     If we successfully develop our product candidates and gain approval for those products, they will compete with numerous existing therapies. For example, at least 16 drugs are currently approved for the treatment of HIV. We also believe that a significant number of drugs are currently under development and will become available in the future for the treatment of HIV. We expect to face intense and increasing competition in the future as these new products enter the market and advanced technologies become available. Even if we are able to successfully develop T-20 or T-1249 and either product candidate receives regulatory approval, we cannot assure you that existing or new products for the treatment of HIV developed by our competitors will not be more effective, less expensive or more effectively marketed and sold, than T-20, T-1249 or any other therapeutic for HIV that we may develop.


     Many of our competitors have significantly greater financial, technical, human and other resources than we do. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Furthermore, academic institutions, governmental agencies and other public and private research organizations are becoming increasingly aware of the value of their inventions and are more actively seeking to commercialize the technology they have developed.


     Several factors will help determine whether we will be able to compete successfully in our market, including the following:


  o the safety and effectiveness of our products,


  o the speed with which we can gain regulatory approval for our products and the scope of those approvals,


  o our ability to manufacture, sell, market and distribute our products, or to find someone else to handle these functions for us in a timely and cost-efficient manner,


  o the availability of reimbursement coverage for our products,

  o our ability to offer our products at a competitive price, and

  o the strength of our patents and the speed with which we can obtain patents on our products and technologies.

     We may not be able to effectively compete with our competitors in some or all of these areas. This could have a material adverse effect on our business, financial condition and results of operations.


WE USE HAZARDOUS MATERIALS.

     We use hazardous materials, chemicals, viruses and various radioactive compounds in our product development programs. We believe that our handling and disposal of these materials comply with the standards prescribed by state and federal regulations, but we cannot completely eliminate the risk of accidental contamination or injury from these materials. If there were such an accident or injury, we could be held liable for any damages or penalized with fines. The amount of the liability and fines could exceed our resources. Additionally, if we develop internal manufacturing capability, we may incur substantial additional costs to comply with environmental regulations.


WE ARE EXPOSED TO PRODUCT LIABILITY RISKS.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. We cannot assure you that product liability claims will not be asserted against us. In addition, the use in our clinical trials of pharmaceutical products that our potential collaborators may develop and the subsequent sale of these products by us or our potential collaborators may cause us to bear a portion of product liability risks. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.


     We do not currently have any product liability insurance relating to clinical trials or any products or compounds we have or may develop. We cannot assure you that we will be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against our potential liabilities. Furthermore, our collaborators or licensees may not be willing to indemnify us against these types of liabilities and may not themselves be sufficiently insured or have a net worth sufficient to satisfy any product liability claims. Claims or losses in excess of any product liability insurance coverage that may be obtained by us could have a material adverse effect on our business, financial condition and results of operations.


WE DEPEND UPON CERTAIN KEY PERSONNEL AND FACE RISKS RELATING TO OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

     We depend on members of our senior management and scientific staff, including Dr. Dani P. Bolognesi, our Chief Executive Officer and Chief Scientific Officer. Dr. Bolognesi has limited experience acting as an executive officer at a company such as ours, and has held this position at Trimeris only since March 1999.


     The future recruitment and retention of management personnel and qualified scientific personnel is also critical to our success. We cannot be certain that we will attract and retain qualified personnel on acceptable terms given the competition among biotechnology, pharmaceutical and health care companies, universities and non-profit research institutions for experienced management personnel and scientists. In addition, we rely on scientific advisors and other consultants to assist us in formulating our research and development strategy. These consultants are employed by other parties and may have commitments to, or advisory or consulting agreements with, other entities, which may limit their availability to us.


WE MAY BE ADVERSELY AFFECTED BY YEAR 2000 ISSUES.

     Beginning on January 1, 2000, some computer systems and software will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. We have adopted a

Year 2000 compliance plan and formed a team to identify and resolve any Year 2000 issues that may affect our business. The plan includes identifying all critical applications, including those of vendors and suppliers, assessing their compliance with Year 2000 issues, and developing contingency plans for any non-compliant critical applications.


     We expect to complete our review and assessment of all critical systems and applications by mid-1999. To date, we have not identified any critical applications or vendors that are Year 2000 non-compliant. Our most significant Year 2000 risk is that the systems of other parties on which we rely, specifically our key suppliers, will not be compliant on a timely basis. This could result in a disruption in our business or cause us to incur significant expenses to remedy any problems. In addition, we may encounter some unexpected costs or encounter delays during the completion of our Year 2000 plan. These costs or delays could have a material adverse effect on our business, financial condition and results of operations.


FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Please see "Shares Eligible for Future Sale."


WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS.

     Certain provisions of our Certificate of Incorporation and Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to our stockholders.


OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN OUR FORWARD-LOOKING STATEMENTS.

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and industry. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks and uncertainties discussed above and elsewhere in this prospectus. We do not undertake to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS


     The net proceeds we will receive from the sale of these 2,500,000 shares of common stock offered by us are estimated to be $27.2 million, assuming a public offering price of $11.75 per share and after deducting the estimated underwriting discounts and commissions and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $31.4 million.


     We intend to use the net proceeds of this offering as follows:


  o to fund clinical development of T-20 and T-1249,


  o to fund increased research and development,


  o to provide working capital, and


  o for general corporate purposes.


     We have not determined the amount of net proceeds to be used for each of the specific purposes indicated. Accordingly, we will have broad discretion to use the proceeds as we see fit. Pending any use, the net proceeds of this offering will be invested in investment grade, interest-bearing securities, which may include obligations of the U.S. government or U.S. government agencies and other highly-rated liquid debt instruments.


                                DIVIDEND POLICY

     We have never paid any dividends on our common stock, and we do not plan to pay any in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK


     Our common stock is quoted on the Nasdaq National Market under the symbol "TRMS." The following table sets forth, for the periods indicated, the high and low closing bid prices per share of our common stock, as reported on the Nasdaq National Market since our initial public offering.



                                                         HIGH            LOW
                                                     ------------   ------------
1997
  Fourth Quarter (from October 10, 1997) .........    $  16.250      $  11.875
1998
  First Quarter ..................................       13.000          7.000
  Second Quarter .................................        9.750          5.625
  Third Quarter ..................................        7.125          3.875
  Fourth Quarter .................................       11.250          3.500
1999
  First Quarter ..................................       25.188         11.438
  Second Quarter (through May 19, 1999) ..........       14.000         11.125

     As of March 31, 1999, there were 186 stockholders of record. On May 19, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $11.75 per share.

                                CAPITALIZATION


     The following table shows our capitalization as of March 31, 1999:


  o on an actual basis, and


  o on an as adjusted basis after giving effect to the sale of the 2,500,000 shares of common stock at an assumed public offering price of $11.75 per share, after deducting the underwriting discounts and commissions and estimated offering expenses.


     You should carefully read our financial statements and notes to those statements included elsewhere in this prospectus.



                                                                                              MARCH 31, 1999
                                                                                        ---------------------------
                                                                                           ACTUAL       AS ADJUSTED
                                                                                        ------------   ------------
                                                                                              (IN THOUSANDS)
Obligations under capital lease, excluding current installment ......................    $     745      $     745
                                                                                         ---------      ---------
Stockholders' equity:
  Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued and
   outstanding ......................................................................           --             --
  Common stock, $0.001 par value, 30,000 shares authorized, 10,683 shares issued
   and outstanding actual; 13,183 shares issued and outstanding, as adjusted ........           11             13
Additional paid-in capital ..........................................................       68,435         95,671
Deficit accumulated during the development stage ....................................      (53,762)       (53,762)
Deferred compensation ...............................................................       (1,605)        (1,605)
Notes receivable from stockholders ..................................................         (194)          (194)
                                                                                         ---------      ---------
  Total stockholders' equity ........................................................       12,885         40,123
                                                                                         ---------      ---------
  Total capitalization ..............................................................    $  13,630      $  40,868
                                                                                         =========      =========

     Based on shares of common stock outstanding as of March 31, 1999. The number of shares outstanding as adjusted excludes:


  o 1,015,000 shares of common stock reserved for issuance pursuant to outstanding stock options at a weighted average exercise price of $6.37,


  o 185,000 shares of common stock reserved for future issuance under our Stock Incentive Plan, and


  o 11,765 shares of common stock reserved for issuance pursuant to an outstanding warrant at an exercise price of $4.25 per share.


     See note 4 to our financial statements.

                                   DILUTION


     Our net tangible book value as of March 31, 1999 was approximately $12.3 million, or $1.15 per share. After the sale of the 2,500,000 shares of common stock at an assumed public offering price of $11.75 per share and after deducting the underwriting discounts and commissions and estimated offering expense, our pro forma net tangible book value as of March 31, 1999 would have been approximately $39.6 million, or $3.00 per share. This represents an immediate increase in net tangible book value of $1.85 per share to existing stockholders and an immediate dilution in net tangible book value of $8.75 per share to purchasers in this offering. Net tangible book value represents the amount of tangible assets less total liabilities. Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share upon completion of this offering. The following table illustrates this per share dilution:


 Assumed public offering price per share .................................                 $  11.75
  Net tangible book value per share as of March 31, 1999 .................    $  1.15
  Increase in book value per share attributable to new investors .........       1.85
                                                                              -------
 Net tangible book value per share after this offering ...................                     3.00
                                                                                           --------
 Dilution per share to new investors .....................................                 $   8.75
                                                                                           ========

     If the underwriters' over-allotment is exercised in full, the dilution to new investors will be $8.53 per share.


     The following table sets forth as of March 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing holders of common stock and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses, at an assumed public offering price of $11.75 per share:



                                       SHARES PURCHASED            TOTAL CONSIDERATION          AVERAGE
                                  --------------------------   ----------------------------    PRICE PER
                                     NUMBER        PERCENT         AMOUNT         PERCENT        SHARE
                                  ------------   -----------   --------------   -----------   ----------
Existing stockholders .........   10,683,000      81.0%         $65,565,000      69.0%          $ 6.14
New investors .................    2,500,000      19.0%          29,375,000      31.0%           11.75
                                  ----------     -----          -----------     -----           ------
  Total .......................   13,183,000     100.0%         $94,940,000     100.0%          $ 7.20
                                  ==========     =====          ===========     =====           ======

These tables assume no exercise of outstanding options or warrants. As of March 31, 1999,



  o 1,015,000 shares of common stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $6.37 per share,



  o 185,000 shares of common stock reserved for future issuance under our Stock Incentive Plan, and


  o 11,765 shares of common stock were issuable upon the exercise of an outstanding warrant at an exercise price of $4.25 per share.


     To the extent the outstanding options are exercised, there will be further dilution to new investors. See "Capitalization," and "Management -- Stock Option Plans," "Description of Capital Stock" and note 4 to our financial statements.

                            SELECTED FINANCIAL DATA


     The statements of operations data set forth below for the years ended December 31, 1996, 1997, and 1998 and the balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements that have been included elsewhere in this prospectus and are qualified by those financial statements and notes. The statements of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 have been derived from our audited financial statements that are not included in this prospectus. The statement of operations data for the three months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 have been derived from unaudited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future. The following selected financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and the notes to those statements included elsewhere in this prospectus.



                                                                                                         THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,
                                      ------------------------------------------------------------- -----------------------
                                          1994        1995        1996        1997         1998         1998        1999
                                      ----------- ----------- ----------- ------------ ------------ ----------- -----------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                  (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenue .............................  $     --    $    104    $     55    $     431    $     363    $     90    $     81
Operating expenses:
  Research and development
   expenses .........................     2,747       4,012       5,146        9,734       16,421       2,583       3,964
  General and administrative
   expenses .........................       947       1,520       1,761        2,596        4,572       1,040       1,673
                                       --------    --------    --------    ---------    ---------    --------    --------
   Total operating expenses .........     3,694       5,532       6,907       12,330       20,993       3,623       5,637
                                       --------    --------    --------    ---------    ---------    --------    --------
Operating loss ......................    (3,694)     (5,428)     (6,852)     (11,899)     (20,630)     (3,533)     (5,556)
                                       --------    --------    --------    ---------    ---------    --------    --------
Other income (expense):
  Interest income ...................         8          49          47          584        1,755         584         231
  Interest expense ..................      (258)       (360)       (167)        (113)        (127)        (18)        (42)
                                       --------    --------    --------    ---------    ---------    --------    --------
   Total other income
    (expense) .......................      (250)       (311)       (120)         471        1,628         566         189
                                       --------    --------    --------    ---------    ---------    --------    --------
Net loss ............................  $ (3,944)   $ (5,739)   $ (6,972)   $ (11,428)   $ (19,002)   $ (2,967)   $ (5,367)
                                       ========    ========    ========    =========    =========    ========    ========
Basic net loss per share ............                          $  (1.48)   $   (1.55)   $   (1.78)   $  (0.28)   $  (0.50)
Weighted average shares used in
  per share computations ............                             4,705        7,395       10,647      10,620      10,777


                                                                             DECEMBER 31,                            MARCH 31,
                                                    -------------------------------------------------------------- ------------
                                                        1994        1995         1996        1997         1998         1999
                                                    ----------- ------------ ----------- ------------ ------------ ------------
                                                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents .........................  $    277    $   1,343    $     132   $  32,557    $  16,920    $   9,831
Working capital (deficiency) ......................    (4,067)         322       (1,305)     34,733       16,562       11,193
Total assets ......................................     1,873        3,058        1,684      38,844       22,872       16,798
Long-term notes payable and capital
  lease obligations, less current portion .........       751          703          575         240          853          745
Deficit accumulated during development
  stage ...........................................    (5,254)     (10,994)     (17,965)    (29,393)     (48,395)     (53,762)
Total stockholders' equity (deficit) ..............    (3,236)       1,324         (409)     35,810       18,016       12,885

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     THIS DISCUSSION OF OUR FINANCIAL CONDITION AND THE RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS AND NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS. CERTAIN STATEMENTS IN THIS SECTION AND OTHER SECTIONS ARE FORWARD-LOOKING. WHILE WE BELIEVE THESE STATEMENTS ARE ACCURATE, OUR BUSINESS IS DEPENDENT ON MANY FACTORS, SOME OF WHICH ARE DISCUSSED IN THE "RISK FACTORS" AND "BUSINESS" SECTIONS OF THIS PROSPECTUS. MANY OF THESE FACTORS ARE BEYOND OUR CONTROL AND ANY OF THESE AND OTHER FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS. THE RESULTS OF OUR PREVIOUS CLINICAL TRIALS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS OF FUTURE CLINICAL TRIALS. PLEASE CAREFULLY READ THE "RISK FACTORS" SECTION IN THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY REVISIONS TO THE STATEMENTS CONTAINED IN THIS PROSPECTUS TO REFLECT EVENTS OR CIRCUMSTANCES THAT OCCUR SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


OVERVIEW


     We began our operations in January 1993 and are a development stage company. Accordingly, we have a limited operating history. Since our inception, substantially all of our resources have been dedicated to:


  o the development, patenting, preclinical testing and clinical trials of T-20,


  o the development of a manufacturing process for T-20,


  o production of drug material for future clinical trials, and


  o research and development and preclinical testing of other potential product candidates.


     We have lost money since inception and, as of March 31, 1999, had an accumulated deficit of approximately $53.8 million. We have received revenue only from federal small business innovative research grants, otherwise known as SBIR grants, and an investigative contract and have not generated any revenue from product sales or royalties. We may never generate any revenue from product sales or royalties.


     Development of current and future drug candidates will require significant additional, time-consuming and costly research and development, preclinical testing and extensive clinical trials prior to submission of any regulatory application for commercial use. We expect to incur substantial losses for the foreseeable future and expect losses to increase as our research and development, preclinical testing, drug production and clinical trial efforts expand. The amount and timing of our operating expenses will depend on many factors, including:


  o the status of our research and development activities,


  o product candidate discovery and development efforts, including preclinical testing and clinical trials,


  o the timing of regulatory actions,


  o the costs involved in preparing, filing, prosecuting, maintaining, protecting and enforcing patent claims and other proprietary rights,


  o our ability to establish, internally or through relationships with third parties, manufacturing, sales, marketing and distribution capabilities,


  o technological and other changes in the competitive landscape,


  o changes in our existing research and development relationships and strategic alliances,


  o evaluation of the commercial viability of potential product candidates, and



  o other factors, many of which are outside of our control.

     As a result, we believe that period-to-period comparisons of our financial results in the future are not necessarily meaningful. The past results of operations and results of previous clinical trials should not be relied on as an indication of future performance. If we fail to meet the clinical and financial expectations of securities analysts and investors, it could have a material adverse effect on the market price of our common stock. Our ability to achieve profitability will depend, in part, on our own or our collaborative partners' ability to successfully develop and obtain regulatory approval for T-20 and other product candidates, and our ability to develop the capacity, either internally or through relationships with third parties, to manufacture, sell, market and distribute approved products, if any. We may never generate significant revenues or achieve profitable operations.



RESULTS OF OPERATIONS


     THREE MONTHS ENDED MARCH 31, 1998 AND 1999


     REVENUE. Total revenue was $90,000 and $81,000 for the three months ended March 31, 1998 and 1999, respectively and was entirely derived from SBIR grants.


     RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses were $2.6 million and $4.0 million for the three months ended March 31, 1998 and 1999, respectively. Expenses increased because during the three months ended March 31, 1999 we:


     o completed one Phase II clinical trial and initiated another Phase II clinicial trial for T-20,


     o completed preclinical studies and filed an IND for T-1249, and


   o continued manufacturing process development and purchase of drug material from third party manufacturers to supply future clinical trials.


     Total research personnel were 38 and 41 at March 31, 1998 and 1999, respectively. We expect research and development expenses to increase substantially in the future due to:


     o continued preclinical research and testing of product candidates,


     o expanded clinical trials for T-20, T-1249 and other product candidates,


     o the manufacture of drug material for these trials, and


     o increased number of personnel to support these activities.


     GENERAL AND ADMINISTRATIVE EXPENSES. Total general and administrative expenses were $1.0 million and $1.7 million for the three months ended March 31, 1998 and 1999, respectively. Expenses increased because during the three months ended March 31, 1999 we:


     o accrued severance costs for our former Chief Executive Officer,


     o initiated and completed market research on the sales potential of T-20, and


     o incurred professional fees in the patent application process.


     We expect administrative expenses to increase in the future to support the expansion of product development activities.


     OTHER INCOME (EXPENSE). Other income (expense) consists of interest income and expense. Total other income was $566,000 and $189,000 for the three months ended March 31, 1998 and 1999, respectively. The decrease was due to decreased interest income because of lower cash and investment balances during 1999.

 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


     REVENUE. Total revenue was $55,000, $431,000 and $363,000 in 1996, 1997 and 1998, respectively. Revenue in 1996 and 1998 was entirely derived from SBIR grants. In 1997, approximately $331,000 was received under SBIR grants, and $100,000 was received under an investigative contract.


     RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses were $5.1 million, $9.7 million and $16.4 million in 1996, 1997 and 1998, respectively. The increases in each year were due to increased expenditures for clinical trials for T-20. During 1996, we began a Phase I/II clinical trial for T-20 and incurred costs associated with these clinical trials which continued into 1997. To supply the clinical trials during 1997, we purchased drug material from third party manufacturers, and created an in-house group dedicated to the development of an improved manufacturing process. In 1998, we:



  o began a Phase II clinical trial for T-20,


  o increased the number of personnel in our clinical support group, and


  o continued manufacturing process development and purchase of drug material from third party manufacturers to supply future clinical trials.


Total research personnel were 25, 29 and 41 at December 31, 1996, 1997 and 1998, respectively. We expect research and development expenses to increase substantially in the future due to:


  o continued preclinical research and testing of product candidates,


  o expanded clinical trials for T-20 and other product candidates,


  o the manufacture of drug material for these trials, and


  o increased number of personnel to support these activities.


     GENERAL AND ADMINISTRATIVE EXPENSES. Total general and administrative expenses were $1.8 million, $2.6 million and $4.6 million in 1996, 1997 and 1998, respectively. These increases from each year to the next were primarily due to:


  o increased costs related to additional personnel to support our product development activities,


  o professional fees incurred in the patent application process, and


  o costs to support our obligations as a publicly-traded company.


We expect administrative expenses to increase in the future to support the expansion of product development activities.


     OTHER INCOME (EXPENSE). Other income (expense) consists of interest income and expense. Total other expense was $120,000 in 1996 and consisted primarily of interest expense on capital leases. Total other income was $471,000 and $1.6 million in 1997 and 1998, respectively. The increase in interest income in 1997 and 1998 resulted from an increase in cash, cash equivalents and short-term investments due to proceeds received in our initial public offering completed in October 1997.


LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have financed our operations primarily through the private placement of equity securities, the issuance of notes to stockholders, equipment lease financing and an initial public offering in October 1997. Net cash used by operating activities was $5.8 million, $9.0 million and $16.8 million in 1996, 1997 and 1998, respectively. The cash used by operating activities was used primarily to fund research and development relating to T-20 and other product candidates. Cash provided by financing activities was $4.8 million and $46.5 million in 1996 and 1997, respectively. The cash provided by financing activities was primarily from the sale of equity securities and notes to stockholders. Cash used in financing activities was $146,000 in 1998.


     As of March 31, 1999, we had $14.0 million in cash and cash equivalents and short-term-investments, compared to $20.2 million as of December 31, 1998. The decrease was primarily a result of the use of approximately $5.8 million by operations.


     We have experienced negative cash flows from operations since our inception and do not anticipate generating sufficient positive cash flows to fund our operations in the foreseeable future. We have expended, and expect to continue to expend in the future, substantial funds to pursue our product candidate discovery and development efforts, including:


  o expenditures for clinical trials of T-20, T-1249 and other product candidates,


  o research and development and preclinical testing of other product candidates,


  o manufacture of drug material, and


  o the development of our proprietary technology platform.


As of March 31, 1999, we had commitments of approximately $4.0 million to purchase product candidate materials and fund various clinical studies, and expect to expend approximately $1.0 million in capital expenditures during 1999. These expenditures will be financed with the proceeds of this offering. Based on our current plan, we expect that existing capital resources, together with the net proceeds of the offering and the interest earned on those proceeds, will be adequate to fund our capital requirements through 1999.



NET OPERATING LOSS CARRYFORWARDS

     As of March 31, 1999, we had a net operating loss carryforward of approximately $51.0 million. We have recognized a valuation allowance equal to the deferred asset represented by this net operating loss carryforward and therefore recognized no tax benefit. Our ability to utilize these net operating loss carryforwards may be subject to an annual limitation in future periods pursuant to the "change in ownership rules" under Section 382 of the Internal Revenue Code of 1986, as amended. See note 5 to our financial statements.


ACCOUNTING AND OTHER MATTERS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement of operations included in the financial statements includes all elements of comprehensive income.


     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires that public business enterprises report certain information about operating segments in complete sets of financial statements issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. We currently operate in one segment in one geographic area and have no customers.


     The FASB also issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on our financial statements and monitors the status of changes to issued exposure drafts and to proposed effective dates.

YEAR 2000 COMPLIANCE

     STATE OF READINESS. We have adopted a Year 2000 compliance plan and formed a team to identify and resolve any Year 2000 issues that may affect our business. Our compliance plan has four phases: inventory, assessment, remediation and testing. We have completed an inventory of all of our computer systems, computer-related equipment and equipment with embedded processors. We are currently in the process of assessing those systems. We have completed this assessment with respect to most of our systems and expect to complete our assessment of the remaining systems by mid-1999. Although we cannot control whether and how third parties will address the Year 2000 issue, we also are in the process of contacting critical vendors and suppliers to assess their ability to ensure smooth delivery of products without disruptions caused by Year 2000 problems. In the course of our assessment, we have not yet identified any Year 2000 issues that would affect our ability to do business; however, our assessment is not complete, and there can be no assurance that there are no Year 2000 issues that may affect us. Once we complete the assessment phase, we will prioritize and implement necessary repairs or replacements to equipment and software to achieve Year 2000 compliance. We expect to complete this phase by mid-1999. The final phase will consist of a testing program for all repairs. We anticipate that all testing will be completed by October 1999.


     COSTS. We have not prepared estimates of costs to remediate Year 2000 problems; however, based on currently available information, including the results of our assessment to date and our replacement schedule for equipment, we do not believe that the costs associated with Year 2000 compliance will have a material adverse effect on our business, financial condition and results of operations.


     RISKS. Although we believe that our Year 2000 compliance plan is adequate to address Year 2000 concerns, we may experience negative consequences as a result of undetected defects or the non-compliance of third parties with whom we interact. Furthermore, there may be a delay in, or increased costs associated with, the implementation of corrections as the Year 2000 compliance plan is performed, such as unexpected costs of correcting equipment that has not yet been fully evaluated. If realized, these risks could result in a material adverse effect on our business, financial condition and results of operations.


     We believe that our greatest risk stems from the potential non-compliance of our suppliers. We depend on a limited number of suppliers for certain materials, components, services, including electrical service, and equipment necessary to operate our research effort and our clinical trials. Accordingly, if those suppliers are unable to process or fill our orders, provide us with services, or otherwise interact with us because of Year 2000 problems, we could experience material adverse effects to our business. We are in the process of assessing the Year 2000 status of our suppliers and are investigating alternative sources of supply.


     CONTINGENCIES. We have not yet developed a contingency plan to address what would happen in the event we are unable to address the Year 2000 issue. The contingency plan is expected to be completed after the inquiry of vendors and customers is completed.

                                   BUSINESS


OVERVIEW

     We are engaged in the discovery and development of a new class of therapeutic agents called viral fusion inhibitors. Viral fusion is a complex process by which viruses attach to and penetrate host cells. By inhibiting the fusion process of certain types of viruses, our products under development offer a novel mechanism of action to treat many serious viral diseases.


     Our lead product candidate, T-20, inhibits fusion of HIV with host cells, thereby impeding replication of the virus. T-20 treats HIV infection by means of a mechanism of action that differs from all currently-approved anti-HIV drugs. In January 1999, we completed a Phase II clinical trial of T-20 with 78 HIV-infected adults. These patients had high viral loads and exhibited resistance to many anti-HIV drugs. Prior to entering the trial, the patients had used, on average, nine currently-approved anti-HIV drugs that no longer suppressed their HIV viral loads below detectable levels. The trial showed that T-20 caused a significant, clinically-relevant and dose-dependent reduction of HIV viral load, and was safe and well-tolerated. Among the patients in two of the higher dosage groups in the trial, T-20 reduced HIV viral load by more than 90% without serious side effects. The data from the trial also demonstrated that twice-daily subcutaneous injection achieved consistent levels of T-20 in the blood. Based on these results, we have chosen to use subcutaneous injection as the method of delivery of T-20 in our ongoing and future clinical trials.


     We are currently conducting two Phase II trials of T-20 and plan to commence additional trials during 1999. We expect to begin our pivotal trial for T-20 in the fourth quarter of 1999. In January 1999, the FDA gave T-20 fast track designation. This designation is granted to products that the FDA determines may provide significant improvement in the safety or effectiveness of the treatment of a serious or life-threatening disease and is intended to expedite the FDA's review. In addition, we have developed a novel peptide manufacturing process which we believe will allow us to produce T-20 on a large scale and cost-efficient basis.


     Based on our expertise in viral fusion inhibition, we have also developed a proprietary platform technology that we use to design highly selective and potent peptide or small molecule fusion inhibitors. Using our platform technology, we have designed T-1249, a second-generation HIV fusion inhibitor, which has demonstrated very potent activity against HIV in preclinical studies. We have filed an IND for T-1249 with the FDA. In May 1999, the FDA gave T-1249 fast track designation. In the second quarter of 1999, we intend to commence a Phase I clinical trial in which T-1249 will be administered once or twice daily, depending on the patient group, by subcutaneous injection in up to 60 HIV-infected adults for 14 days.


     Additionally, we are pursuing research programs to develop fusion inhibitors that target various other viruses, including respiratory syncytial virus, or RSV, human parainfluenza virus, influenza virus, hepatitis B and C viruses and Epstein-Barr virus. We have identified a series of peptide fusion inhibitors and small molecules that have been shown in preclinical testing to be highly active against RSV, which is a significant cause of pediatric bronchiolitis and pneumonia.


OVERVIEW OF VIRAL FUSION

     Viruses are infectious particles that rely on host cells to maintain their life cycles. After infecting a host cell, a virus exploits the internal processes of the cell to make new infectious virus particles that can infect other cells. If a virus is prevented from entering a cell, it cannot replicate.



     Viral fusion is a complex process by which some viruses attach to and penetrate host cells. Certain types of viruses have on their surface viral proteins that undergo very specific structural rearrangements upon contact with a potential host cell. The structural rearrangements draw the virus to the cell and allow the viral membrane to fuse with the host cell membrane. Once fused, the virus releases its genetic material into the host cell and the viral replication process begins.


     By interfering with the structural rearrangements of the proteins that are critical to viral fusion, we have developed ways to prevent viruses that are dependent on the fusion mechanism from entering host cells and replicating. HIV relies on fusion to infect host cells. T-20 inhibits fusion of HIV to host cells and prevents HIV from infecting new cells within the body of an HIV-infected patient.


OVERVIEW OF HIV

     Approximately 800,000 people in the U.S. and nearly 500,000 people in Europe are infected with HIV. It is estimated that an additional 40,000 people are infected with HIV each year in the U.S. alone. HIV attacks primarily the human immune cells known as CD4+ T-cells and macrophages. Without effective treatment, HIV-infected individuals ultimately experience degradation of their immune systems, which results in opportunistic infections, neurological dysfunctions, malignancies and death. In treating HIV infection, it is critical to reduce the patient's viral load, because it has been shown to prolong survival. While significant progress has been made in combating HIV, noncompliance with and resistance to current therapies have created a heightened demand for new HIV therapies that work by novel mechanisms of action, have unique resistance profiles and have tolerable side effects.


     Currently-approved anti-HIV drugs inhibit two viral enzymes, reverse transcriptase, or RT, and HIV protease. These enzymes are necessary for HIV replication within a host cell. Approved RT inhibitors include AZT, 3TC, ddI, ddC, d4T, nevirapine, delavirdine, efavirenz and abacavir. Approved HIV protease inhibitors include indinavir, ritonavir, saquinavir, nelfinavir and amprenavir. Use of RT and protease inhibitors in various combinations has been shown to cause significant reduction of viral load in most patients and can significantly improve these patients' overall health. Therapies based on certain combinations of RT and protease inhibitors have driven HIV viral loads in many patients to below detectable levels for sustained periods. In 1996, approximately 32,000 HIV-infected patients in the U.S. died. In 1997, approximately two years after the introduction of protease inhibitors, deaths attributable to HIV infection were reduced to 16,000. Because of the powerful results achieved by the combined use of these drugs, total worldwide sales of approved RT and protease inhibitors exceeded $3.5 billion in 1998.


     Despite the success of these drugs, many HIV-infected patients do not undergo therapy. Of the total number of people infected with HIV in the U.S., current estimates suggest that only approximately 350,000 of such patients undergo anti-HIV drug therapy. In addition, an increasing number of patients on combination therapy are beginning to fail. Studies have shown that combination therapy fails to suppress viral load below detectable levels in approximately 50% of patients within two years of beginning such therapy. Two major reasons that currently-approved anti-HIV drugs are not adequately addressing the HIV-infected population are NONCOMPLIANCE and RESISTANCE.


     NONCOMPLIANCE. Data suggest that some HIV-infected patients refuse to commence or have withdrawn from taking RT and protease inhibitors, either alone or in combination, due to side effects and difficult dosing regimens. Among those patients who do attempt to adhere to regimens of combination therapy, the harsh side effects and difficult dosing regimens often cause some patients to miss doses or stop treatment for extended periods. Severe side effects commonly associated with currently-approved anti-HIV drugs include:


  o neurological disorders, including frequent nightmares,


  o gastrointestinal disorders, such as diarrhea and nausea,


  o diabetes-like symptoms induced by protease inhibitors, and


  o abnormal redistribution of body fat and elevated cholesterol counts.

Dosing regimens that are common with many combination therapies can be onerous and can include:


  o up to 30 pills, including anti-HIV drugs and other medications, taken at six to eight specific times during the day,


  o specific dosing provisions such as taking pills with food or large volumes of liquid,


  o waking in the middle of the night to take pills, and


  o inability to take other drugs at the same time due to adverse drug interactions.


Importantly, even brief instances of noncompliance with the strict drug dosing regimens associated with these combination therapies may reduce the effectiveness of therapy and can accelerate the emergence of resistance.


     RESISTANCE. HIV is prone to genetic mutations that produce strains of HIV that are resistant to currently-approved RT and protease inhibitors. In approximately 50% of HIV-infected patients, combination therapies fail to suppress viral loads below detectable levels within two years of initiating therapy. Additionally, other studies have shown that within the first year of initiating combination therapy, approximately 50% of patients change their therapy due to intolerance, incomplete suppression or total resistance. In a majority of patients that fail one particular anti-HIV drug, resistance to other drugs within that same chemical or functional class becomes more likely. This phenomenon is known as cross-resistance. Attempts to reestablish suppression of HIV viral load, commonly known as salvage therapy, by substituting different RT and protease inhibitors often fail because of cross-resistance. Finally, new studies suggest that 10% to 20% of newly-infected HIV patients are infected with a strain of HIV that is resistant to at least one currently-approved anti-HIV drug.


     T-20 and T-1249 inhibit viral fusion whereas RT and protease inhibitors inhibit the function of two viral enzymes necessary for HIV replication. Since fusion inhibitors and RT and protease inhibitors address different targets which are encoded by different HIV genes, strains of virus resistant to each of these classes of drugs result from different HIV mutations. Therefore, the resistance patterns of each of these classes of drugs will not likely overlap. We expect that fusion inhibitors will be fully active against strains of HIV that are resistant to RT and protease inhibitors.


     NEED FOR NEW CLASS OF DRUGS. If the side effects of currently-approved drugs prove too severe, or if a patient's virus becomes resistant to combinations of RT and protease inhibitors, there are currently no other classes of anti-HIV drugs available. Furthermore, most, if not all, anti-HIV drugs currently in clinical development are RT and protease inhibitors and are subject to cross-resistance. We believe that there is a need for a new class of anti-HIV drug that:


  o works by a novel mechanism of action,


  o has fewer side effects,


  o is active against strains of HIV that are resistant to RT and protease inhibitors, and


  o may be effectively and safely prescribed in combination with existing therapies.


Based on the results of our clinical trials, we believe that T-20 meets all of these criteria. We further believe that T-1249 may also meet these criteria.


HIV VIRAL FUSION INHIBITORS


     T-20


     T-20 is a peptide that has been shown in clinical trials to cause a dose-dependent decrease in HIV viral load. T-20 inhibits HIV viral fusion with host cells and therefore operates by a completely different mechanism of action than any other currently-approved anti-HIV drug. T-20 interacts with HIV outside potential host cells in contrast to currently-approved anti-HIV drugs which inhibit HIV replication within a host cell only after it is already infected. In the higher dose groups in the trials completed to date, T-20 caused a significant and clinically-relevant decrease in HIV viral load. We have completed two clinical trials for T-20 and expect to commence a pivotal trial during the fourth quarter of 1999. The FDA has granted fast track designation for T-20.


     MECHANISM OF ACTION

     T-20 is a 36 amino acid synthetic peptide that binds to a key region of an HIV surface protein called gp41. T-20 blocks HIV viral fusion by interfering with certain structural rearrangements within gp41 that are required for HIV to fuse to and enter a host cell. The following diagram illustrates the mechanism by which T-20 inhibits viral fusion and prevents infection.


    [DESCRIPTION OF ILLUSTRATION OF MODEL OF T-20 INHIBITION OF HIV FUSION:
    The illustration consists of five panels labeled "binding," "attachment," "drawing near," "fusion," and "inhibition." In each panel, HIV and its components are depicted and labeled, including the surface proteins gp41 and gp120. The series of panels illustrates the progression of HIV from binding through fusion and also demonstrates how T-20 interferes with the fusion event.]


In the HIV infection process, the gp120 surface protein is stripped away from the virus after gp120 binds to host cell receptors. Two specific regions in the gp41 protein are thus freed and can bind to one another and cause the viral membrane to fuse with the host cell membrane. If T-20 is present in the bloodstream, it binds tightly to one of these regions within the gp41 protein and blocks the structural rearrangement necessary for the virus to fuse with the host cell. Since the virus cannot fuse with the host cell, it cannot penetrate and release its genetic material into the cell. HIV infection of the host cell is inhibited, and HIV replication within that cell is prevented.
NOTE: The gp120 and gp41 protein structures illustrated above are enlarged in comparison to the size of the virus to show detail.


     T-20 CLINICAL DEVELOPMENT

     We have completed two clinical trials of T-20: a 16-patient, Phase I/II clinical trial and a 78-patient, Phase II trial. In both trials, T-20 exhibited dose-dependent anti-HIV activity without causing serious drug-related adverse events or dose-limiting toxicities during the treatment period. In the higher dose groups in each trial, T-20 caused a significant and clinically-relevant decrease in HIV viral load. We have two Phase II trials ongoing and plan to commence additional trials during 1999, including our pivotal trial for T-20 which we expect to start in the fourth quarter.


      COMPLETED T-20 CLINICAL TRIALS
     PHASE I/II -- TRI-001. In August 1997, we concluded a Phase I/II clinical trial in which T-20 was administered for 14 days to 16 HIV-infected patients. T-20 was the only anti-HIV drug administered to these patients, commonly referred to as monotherapy. The trial consisted of four groups of four patients, with each group receiving a different dose of T-20. Patients received doses of 3.0 mg, 10.0 mg, 30.0 mg or 100.0 mg by intravenous infusion every 12 hours. No serious drug-related adverse events were recorded and no dose-limiting toxicities were observed for any patient during the treatment period. Furthermore, a dose-dependent decrease in HIV viral load and a dose-dependent increase in CD4+ T-cell count were observed. All patients in the 100 mg dose group achieved a decrease in HIV viral load of at least 1.90 log10, or 98%.
T-20 reduced HIV viral load in the patients in the 100 mg dose group at a rate comparable to that achieved by the most potent anti-HIV drugs, including three- and four-drug regimens.


     PHASE II -- TRI-003. In January 1999, we completed a Phase II clinical trial in which T-20 was administered to HIV-infected adults with high viral loads. The trial consisted of six groups of 13 patients with a dosing period of 28 days. Four groups received T-20 by continuous subcutaneous infusion at doses of 12.5 mg, 25.0 mg, 50.0 mg or 100.0 mg per day. The other two groups received T-20 via subcutaneous injections twice a day in doses of either 50.0 mg or
100.0 mg. For approximately 60% of the patients in the trial, T-20 was added to a regimen of other anti-HIV drugs that they had already been taking; for the other 40%, T-20 was administered as the only anti-HIV drug.


     The results for all patients in this trial were attributable to T-20, because even for those patients who were taking other anti-HIV drugs, these therapies incompletely suppressed HIV viral load. The average viral load of the study population was approximately 100,000 copies/ml prior to entering the trial. Most patients in the trial had extensive prior exposure to anti-HIV drugs. On average, the patients in this trial had previously failed nine anti-HIV drugs, including three protease inhibitors. Only one patient in the trial had not received any prior anti-HIV drug. The median maximum reduction in HIV viral load ranged from 69% to 97% across the treatment groups. Further details of the trial are set forth in the table below.


                T-20 PHASE II -- TRI-003 CLINICAL TRIAL RESULTS



                                                                            MEDIAN MAXIMUM DECLINE IN HIV
                     METHOD OF DELIVERY             NUMBER OF PATIENTS       (INTENT TO TREAT ANALYSIS)
               -------------------------------   ------------------------   -----------------------------
                 CONTINUOUS       TWICE-DAILY
                SUBCUTANEOUS     SUBCUTANEOUS     INITIATED     COMPLETED
    DOSE          INFUSION         INJECTION       ON T-20        TRIAL      LOG10 COPIES/ML     % CHANGE
------------   --------------   --------------   -----------   ----------   -----------------   ---------
   12.5 mg           x                               12            10               -0.5           69%
   25.0 mg           x                               13            12               -0.5           69%
   50.0 mg           x                               13            13               -0.7           80%
  100.0 mg           x                               12            11               -0.9           87%
   50.0 mg                            x              12            12               -1.0           90%
  100.0 mg                            x              13            12               -1.6           97%

     Of the 78 patients screened for the trial, three withdrew before receiving T-20 therapy, and five withdrew during the course of therapy; three due to intolerance of the continuous subcutaneous infusion administration and two due to adverse events. In the table above, intent to treat analysis refers to the fact that the data from each patient are included within the group in which the patient started the trial, regardless of whether the patient completed the full course of therapy. Log10 copies/ml means the number of HIV virus particles per milliliter of blood.

     In addition to the data set forth above, preliminary analysis indicates that patients with viral loads less than 100,000 copies/ml at the start of the trial achieved greater viral load reductions and more sustained viral suppression than patients with baseline viral loads greater than 100,000 copies/ml.


     SIDE EFFECTS. In the TRI-003 trial, most patients experienced mild to moderate local skin irritation at the site of infusion or injection, which was often characterized as a firmness under the skin and typically went away within a few days. Some patients were able to reduce the incidence of irritation by massaging the site after injection. Only two patients discontinued T-20 due to side effects during this trial: one patient who had been receiving 100.0 mg of T-20 per day via continuous subcutaneous infusion experienced pain at the site of infusion, and another patient who had been receiving 100.0 mg twice daily via subcutaneous injections experienced a rash. No treatment-related Grade 3 or 4 toxicities were observed. Grade 3 or 4 toxicities are severe reactions characterized by a need to cease therapy and sometimes require hospitalization.



     PHARMACOKINETIC ANALYSES. Preliminary analyses of drug levels in the blood, commonly known as pharmacokinetic analyses, indicate that both continuous subcutaneous infusion and twice-daily subcutaneous injection resulted in consistent blood levels of T-20, with little variation throughout the dosing period. Therefore, continuous infusion is not necessary for the efficient delivery of T-20, and we have chosen subcutaneous injection as the method of delivery in the ongoing and future trials.


     ANTIBODIES. We have examined patient samples taken throughout the trials to assess potential antibody responses to T-20. Our preliminary findings indicate that T-20 administration does not cause antibody formation within 14 to 28 days. We will be able to draw more specific conclusions about potential antibody response only after we complete a clinical trial of longer duration.


     RESISTANCE. We are currently conducting genotypic and phenotypic analyses of patients' blood samples taken throughout the TRI-003 trial to test for existence of strains of HIV resistant to T-20. A genotypic resistance analysis involves examination of the genetic sequence of the strains of virus present in the sample. A phenotypic resistance analysis involves an assessment of the ability of a drug to block infection caused by strains of a virus grown in culture. It is too early in our analyses to draw any specific conclusions from the TRI-003 trial about resistance as it relates to T-20. We expect, however, that any resistance profile of T-20 will not overlap with the resistance profiles of currently-approved anti-HIV drugs because of T-20's novel mechanism of action.


      ONGOING T-20 CLINICAL TRIALS


     PHASE II -- TRI-002. In July 1998, we began a single site Phase II trial. T-20 was given to an HIV-infected patient by continuous subcutaneous infusion at a dose of 50.0 mg per day. T-20 was administered alone for 10 days and then a triple combination regimen of nevirapine, nelfinavir and saquinavir was added to the T-20 regimen. Prior to this trial, this patient had never taken any of these drugs. One patient is currently enrolled in this trial, and the patient has been in the trial for over six months. Prior to participation in this trial, this patient had failed four anti-HIV drugs (AZT, 3TC, d4T and indinavir), had a baseline viral load of approximately 481,000 copies/ml and a baseline CD4+ cell count of 260. To date, we have completed analyses of the data from this patient through the first five months of therapy. During this period, the patient sustained a greater than 99% decrease in viral load and a 380 cell increase in CD4+ cells, with no evidence of systemic toxicities associated with T-20 therapy. We found no detectable T-20 antibodies during that treatment period.


     PHASE II -- T20-205. In March 1999, we initiated a roll-over Phase II trial to continue T-20 therapy for patients who participated in the earlier clinical trials of T-20. The primary purpose of this trial is to collect data relating to the safety of long-term administration of T-20. Patients in this trial will add T-20 to their individualized anti-HIV drug combinations and will remain on therapy for as long as they demonstrate acceptable safety and antiviral responses. Approximately two-thirds of the patient population eligible for enrollment has already enrolled in this study, and enrollment is still ongoing. We expect to have our initial long-term safety data from this trial in the third quarter of 1999.

  FUTURE T-20 CLINICAL TRIALS

     Throughout the remainder of 1999, we expect to initiate additional Phase II trials. We expect to begin a pivotal trial by the end of 1999.


     PHASE II -- T20-204 (PEDIATRIC). In cooperation with the Division of AIDS of the National Institute of Allergy and Infectious Diseases, we are planning to commence a clinical trial in 1999 to assess the safety, pharmacokinetics and preliminary antiviral activity of T-20 in children. We expect to enroll 12 HIV-infected children. We will assess safety and pharmacokinetics following administration of one dose of T-20 by both intravenous and subcutaneous injection. Based on this assessment, we will choose an appropriate dose and begin chronic dosing of the patients in this trial. We expect to begin this pediatric trial in the second quarter of 1999 and complete it by early 2000. We will use the results from this trial to design larger scale pediatric trials that we expect to commence following culmination of the safety and pharmacokinetic trial.


     PHASE II -- T20-206. Based on the results of TRI-003, a Phase II trial is planned for 1999 that should assess the long-term safety and efficacy of T-20 when used in combination with other anti-HIV drugs. The trial is designed to run for 48 weeks, with formal data collection at 16 and 48 weeks. It will be a multi-site, randomized, controlled comparison of three different doses of T-20 in combination with a background regimen of a nucleoside RT inhibitor, a protease inhibitor and a non-nucleoside RT inhibitor. The control group will receive the background regimen of anti-HIV drugs without T-20. We intend to collect data from up to 68 patients who complete treatment. Entry criteria will require that enrolled patients have prior exposure to nucleoside RT inhibitors and protease inhibitors, but no prior exposure to non-nucleoside RT inhibitors. We expect to commence the trial in the second quarter of 1999.


     PIVOTAL TRIAL. Based on the results of these Phase II trials, we intend to begin a pivotal trial late in the fourth quarter of 1999 in a larger population of HIV-infected patients who are either resistant to, or intolerant of, currently-approved anti-HIV drugs. Historically, pivotal trials of this type involving anti-HIV drugs have included approximately 300 to 400 patients and have taken approximately 18 months to complete.


     T-1249

     We are developing T-1249, our second drug candidate for HIV fusion inhibition. T-20 is the first drug candidate in a novel class of antiviral therapeutics, fusion inhibitors. The history of HIV treatment has demonstrated that the existence of multiple drugs within the RT and protease inhibitor classes has allowed for a variety of treatment options and improved patient treatment. We believe that multiple HIV fusion inhibitors may enhance HIV therapy by providing an even broader range of treatment options. We intend to be a leader in HIV fusion inhibitors and to develop multiple drug candidates within this class.


     T-1249 binds to a region of the HIV gp41 surface protein that differs from the region bound by T-20. Based on our knowledge of the structure of the gp41 protein, we designed T-1249, a 39 amino acid peptide, to bind more tightly to the gp41 protein, and we included an amino acid sequence that we believe enhances the pharmacokinetic properties of the T-1249 peptide. T-1249 has demonstrated favorable pharmacokinetics and potent HIV suppression in preclinical testing and is highly active against a wide range of HIV strains in culture, commonly referred to as IN VITRO. Increased potency may allow for lower drug dosing and simpler drug delivery options. The broad range of activity against many different strains of HIV IN VITRO suggests that T-1249 may possess a resistance profile distinct from RT and protease inhibitors as well as T-20.


     We have filed an IND for T-1249 with the FDA, and we expect to begin a Phase I clinical trial in the second quarter of 1999. In the trial, T-1249 will be administered once or twice daily, depending on the patient group, by subcutaneous injection in up to 60 HIV-infected adults for 14 days.


     FDA FAST TRACK DESIGNATION

     The FDA gave fast track designation for the treatment of HIV-infected individuals to T-20 in January 1999 and to T-1249 in May 1999. Fast track designation is granted to products that may provide a significant improvement in the safety or effectiveness of the treatment for a serious or life-threatening disease, and this designation is intended to expedite FDA review. Throughout the clinical trial process, we intend to work with the FDA to design and implement a clinical trial strategy involving the administration of T-20 and T-1249 to HIV-infected patients in combination with approved HIV antiviral agents. T-20 and T-1249 may never be approved by the FDA for marketing on an accelerated basis, or at all.


     ANTI-HIV SMALL MOLECULES

     We have developed advanced solution-based screens to search for small molecule fusion inhibitors of HIV and are currently screening various compounds to test for HIV fusion inhibiting capabilities.


     COMMERCIALIZATION STRATEGY

     We are continuing to examine all our opportunities, either independently or in conjunction with strategic partners, that we believe will allow for the successful development and commercialization of our anti-HIV compounds, if they are approved. We may be able independently to further develop T-20 and T-1249 and to commercialize these compounds if they are approved. We are also in negotiations with several potential strategic partners. We expect that any arrangement with a strategic partner would entail a relationship in which some of the costs of the development and commercialization of our anti-HIV product candidates would be borne by the strategic partner in exchange for a portion of any earnings derived from sales. Such a partnership may not materialize on the terms that we believe to be appropriate.


     MANUFACTURING

     The synthetic manufacture of peptides historically has been complex and expensive. This constraint does not limit the commercialization of most peptide therapeutics, which are administered in relatively small doses. We anticipate dosing levels of T-20 to be relatively higher than other peptides. We have developed a novel peptide manufacturing process, which we believe will allow us to produce T-20 and T-1249 on a large scale and cost-efficient basis. Two third-party manufacturers are currently using this process to produce multi-kilogram quantities of T-20. We plan to increase the scale of this process to support the market demand that we anticipate for T-20, if it is approved by the FDA. We plan to apply our novel process to the manufacture of T-1249. Because of the complexity of manufacturing peptides, we may not be able to manufacture commercial quantities of T-20 or T-1249 on a cost-efficient basis.


OTHER VIRAL FUSION INHIBITOR PROGRAMS

     Using our proprietary viral fusion platform technology, we have identified target sequences that appear to cause fusion inhibition for several viruses. We have identified, and filed patent applications disclosing, numerous discrete peptide sequences which include potential fusion targets in certain viruses that rely on fusion to penetrate host cells. Our research programs for certain fusion viruses are set forth below.


  o RESPIRATORY SYNCYTIAL VIRUS. RSV causes pediatric bronchiolitis and pneumonia. We estimate that approximately 11 million children under the age of five are infected with RSV each year in the U.S. More than 90,000 infants are hospitalized with RSV infections, and deaths of over 4,500 children each year are attributed to RSV. In addition, RSV affects the elderly and immune-compromised individuals and is also thought to be a co-factor in causing inner ear infections. We have identified a series of peptide RSV fusion inhibitors and small molecules that may be effective in treating RSV infection. The anti-RSV peptides have shown potent, specific and selective inhibition of RSV infection in preclinical animal model testing. The anti-RSV small molecules have exhibited potent activity against RSV IN VITRO. In addition, we have developed proprietary molecular screens, which will enable us to search for additional small molecule fusion inhibitors that are active against RSV.

  o HUMAN PARAINFLUENZA VIRUS. Human parainfluenza virus, or HPIV, causes respiratory disease in young infants. No currently-approved drugs effectively treat HPIV infection. We have developed a series of peptides that inhibit HPIV IN VITRO. T-205, our lead anti-HPIV peptide, shows potent, specific and selective inhibition of HPIV infection IN VITRO. We intend to evaluate T-205 and other peptide candidates for possible advancement to preclinical development.

  o INFLUENZA VIRUS. We have initiated an early-stage discovery program to create a high-throughput screening assay to identify potential small molecule fusion inhibitors of influenza. We have established a collaboration with Dr. Judith White at the University of Virginia to assist in the discovery and development of fusion inhibitors for influenza virus.


  o HEPATITIS B AND C VIRUSES. We have initiated early-stage discovery programs to create high-throughput screening assays that can identify potential small molecule fusion inhibitors of the hepatitis B and C viruses.


  o EPSTEIN-BARR VIRUS. We have initiated an early-stage discovery program in EBV through a collaboration with Dr. Joseph Pagano of the University of North Carolina at Chapel Hill. EBV causes infectious mononucleosis and has been linked to a variety of cancers. Dr. Pagano is working with us to develop a strategy to inhibit the function of a key protein required for EBV replication. We have identified interactive peptide regions within this molecular target and have synthesized peptide inhibitors that are active IN VITRO.



LICENSING AND COLLABORATIVE AGREEMENTS

     We have an ongoing program of business development which may lead to the establishment of collaborative and licensing arrangements with collaborative partners, licensees and third parties. The purpose of these arrangements would be to seek regulatory approval of and to develop, manufacture and commercialize selected product candidates. These collaborations could provide us with:


  o funding,


  o research and development resources,


  o access to libraries of diverse compounds, and


  o clinical development, manufacturing, sales, marketing and distribution capabilities.


Our success could depend, in part, on the subsequent success of such third parties in performing their obligations under collaborative and licensing arrangements. We cannot assure that such arrangements will be successful or will produce their intended results. We may not be able to maintain our existing arrangements or enter into new collaborative and license arrangements on acceptable terms.


     In February 1993, we entered into an agreement with Duke University, pursuant to which we have an exclusive, worldwide, royalty-free license to certain discoveries and inventions, including patent rights, in the field of antiviral therapeutics developed before February 2000 in the laboratories of Drs. Dani Bolognesi, Thomas J. Matthews, Michael Greenberg and Kent Weinhold of the Duke University Center for AIDS Research. The license for the Duke inventions, including T-20, terminates upon the last-to-expire patent covering such inventions. Duke University may terminate the agreement if we fail to perform our obligations under the agreement, which include pursuing the development of the technologies licensed to us, or if we engage in fraud, willful misconduct or illegal conduct. If Duke University were to terminate the agreement, we would lose our license granted under that agreement. This would have a material and adverse effect on our business, financial condition and results of operations.


     The Duke agreement also provides that our license includes certain rights to discoveries and inventions developed before February 2000. We cannot assure you that we will be able to amend the Duke agreement to obtain discoveries and inventions made beyond February 2000. This could have a material and adverse effect on our business, financial condition and results of operations. The licenses that have already been granted to us under the agreement, including the license for T-20, will not be affected by our inability to amend the Duke agreement.


     In April 1997, we entered into an agreement with MiniMed Inc. under which we collaborate with MiniMed in the development and delivery of therapies for the treatment of certain diseases by using the continuous infusion delivery pump developed by MiniMed with our antiviral product candidates. The first collaborative project was the continuous delivery of T-20 in the TRI-003 trial. Under the MiniMed agreement, a joint management committee determines an implementation strategy for each collaborative project. The MiniMed agreement contains certain exclusivity and noncompetition provisions relating to the use of a continuous subcutaneous infusion pump.


     In September 1997, we obtained from The New York Blood Center an exclusive, worldwide, royalty-bearing license to certain United States and foreign patents and patent applications relating to HIV peptides. In addition to annual minimum royalty payments, we are obligated to pay a one-time fee to the Blood Center in the event that a pivotal clinical trial utilizing a product covered by the license is not commenced by September 2002. The license agreement further provides that we may pay the Blood Center money to fund a sponsored research program as payment for up to a certain percentage of royalties otherwise due. If we choose to sponsor a research program, we will have a right of first negotiation for an exclusive, royalty-bearing license to all intellectual property arising from that program.


SALES, MARKETING AND DISTRIBUTION


     We have no experience in sales, marketing or distribution of pharmaceuticals and currently have no personnel employed in any of these capacities. We may develop capabilities in some of these areas. In other areas, however, we may rely on marketing partners or other arrangements with third parties. In the event that we are unable to reach agreement with one or more marketing partners to market these products, we may be required to develop internal sales, marketing and distribution capabilities. We may not be able to make arrangements with third parties on acceptable terms, if at all, or to establish cost-effective sales, marketing or distribution capablities of our own.


     If we establish sales, marketing or distribution arrangements with other parties, they may have significant control over important aspects of the commercialization of our products. We may not be able to control the amount and timing of resources that any other third party may devote to our products or prevent any third party from pursuing alternative technologies or products that could result in the development of products that compete with our products.


PATENTS, PROPRIETARY TECHNOLOGY AND TRADE SECRETS


     Our success will depend, in part, on our ability, and the ability of our collaborators or licensors, to obtain protection for our products and technologies under United States and foreign patent laws, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties.


     We own or have exclusive licenses to several issued United States patents, pending United States patent applications, and certain corresponding foreign patents and patent applications. Our issued United States patents expire between 2013 and 2016. Some of the patents and patent applications which cover aspects of our products and process belong to Duke University and are licensed to us. We also have a license to certain patents and patent applications from The New York Blood Center. For further information regarding the terms of these license agreements, see "Business -- Licensing and Collaborative Agreements."


     We also rely on trade secrets, know-how and other proprietary information, which we seek to protect, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. These agreements may not provide adequate protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized disclosure. Our employees, consultants or advisors could disclose our trade secrets or proprietary information to competitors, which would be detrimental to us. For further information regarding the risks associated with our intellectual property, see "Risk Factor -- There is uncertainty regarding patents and proprietary rights."


COMPETITION


     We are engaged in segments of the biopharmaceutical industry, including the treatment of HIV, that are intensely competitive and change rapidly. If successfully developed and approved, our products will compete with numerous existing therapies. For example, at least 16 drugs are currently approved in the United States for the treatment of HIV. In addition, a number of companies are pursuing the development of novel pharmaceutical products that target the same diseases that we are targeting. Some companies, including several multi-national pharmaceutical companies, are simultaneously marketing several different drugs and may therefore be able to market their own combination drug therapies. We believe that a significant number of drugs are currently under development and will become available in the future for the treatment of HIV.


     We believe that there is a significant future market for therapeutics that treat HIV and other viral diseases. However, we anticipate that we will face intense and increasing competition in the future as new products enter the market and advanced technologies become available. Existing products or new products for the treatment of HIV developed by our competitors may be more effective, less expensive or more effectively marketed than any products eventually commercialized by us.


     Many of our competitors have significantly greater financial, technical and human resources than we have and may be better able to develop, manufacture, sell, market and distribute products. Many of these competitors have products that have been approved or are in late-stage development. These competitors also operate large, well-funded research and development programs. In addition, smaller companies may prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Furthermore, academic institutions, governmental agencies and other public and private research organizations are becoming increasingly aware of the commercial value of their inventions and are more actively seeking to commercialize the technology they have developed.


     New developments in our areas of research and development are expected to continue at a rapid pace in both industry and academia. If our product candidates are successfully developed and approved, we will face competition based on:


  o the safety and effectiveness of the products,

  o the timing and scope of regulatory approvals,

  o availability of manufacturing, sales, marketing and distribution capabilities,

  o reimbursement coverage,

  o price, and

  o patent position.

Our competitors may develop more effective or more affordable technology or products, or achieve earlier patent protection, product development or product commercialization than we can. Our competitors may succeed in commercializing products more rapidly or effectively than we can, which could have a material adverse effect on our business, financial condition and results of operations.


GOVERNMENT REGULATION

     Human pharmaceutical products are subject to lengthy and rigorous preclinical testing and clinical trials and other extensive, costly and time-consuming procedures mandated by the FDA and foreign regulatory authorities. The regulatory approval process includes:


  o the establishment of the safety and effectiveness of each product candidate, and

  o confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing.

This process typically takes a number of years, depending upon the type, complexity and novelty of the pharmaceutical product. This process is expensive and gives larger companies with greater financial resources a competitive advantage over us. We have never submitted a product candidate for approval by the FDA or any other regulatory authority for commercialization, and our product candidates may never be approved for commercialization or obtain the desired labeling claims.

     The steps required by the FDA before new drugs may be marketed in the United States include:


  o preclinical studies,


  o the submission to the FDA of a request for authorization to conduct clinical trials on an IND,


  o adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for its intended use,


  o submission to the FDA of an New Drug Application, or NDA, and


  o review and approval of the NDA by the FDA before the drug may be shipped or sold commercially.


     In the United States, preclinical testing includes both culture and animal laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Laboratories involved in preclinical testing must comply with FDA regulations regarding good laboratory practices. Preclinical testing results are submitted to the FDA as part of the IND and, unless there is objection by the FDA, the IND will become effective 30 days following its receipt by the FDA. Submission of an IND may never result in the commencement of human clinical trials.


     Clinical trials involve the administration of the investigational drug to healthy volunteers or to patients under the supervision of a qualified principal investigator. These trials typically are conducted in three sequential phases, although the phases may overlap with one another.


     Phase I clinical trials represent the initial administration of the investigational drug to a small group of healthy human subjects or, more rarely, to a group of selected patients with a targeted disease or disorder. The goal of Phase I clinical trials is typically to test for safety, dose tolerance, absorption, bio-distribution, metabolism, excretion and clinical pharmacokinetics.


     Phase II clinical trials involve a small sample of the actual intended patient population and seek to assess the effectiveness of the drug for the specific targeted indications, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects.


     Phase III clinical trials are initiated to establish further clinical safety and effectiveness of the investigational drug in a broader sample of the general patient population at geographically dispersed study sites in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for all physician labeling. The results of the research and product development, manufacturing, preclinical testing, clinical trials and related information are submitted to the FDA in the form of an NDA for approval of the marketing and shipment of the drug.


     Our product candidates under development may never receive commercialization approval in any country on a timely basis, or at all, even after substantial time and expenditures. If we are unable to demonstrate the safety and effectiveness of our product candidates to the satisfaction of the FDA or foreign regulatory authorities, we will be unable to commercialize our product candidates. This would have a material adverse effect on our business, financial condition and results of operations. Even if regulatory approval of a product candidate is obtained, the approval may limit the indicated uses for which the product candidate may be marketed.


     Both we and our existing and potential future collaborative partners are also subject to various federal, state and local laws and regulations relating to:

  o safe working conditions,

  o laboratory and manufacturing practices,

  o the experimental use of animals, and

  o the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents.

Compliance with these laws, regulations and requirements may be costly and time-consuming and the failure to maintain such compliance by us or our existing and future collaborative partners could have a material adverse effect on our business, financial condition and results of operations.


THIRD-PARTY REIMBURSEMENT AND HEALTH CARE REFORM MEASURES

     In the United States and elsewhere, sales of prescription pharmaceuticals are dependent, in part, on the consumer's ability to be reimbursed for the cost of the drugs by third-party payors, such as government agencies and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services in an effort to promote cost containment measures and alternative health care delivery systems. A majority of HIV-infected patients taking anti-HIV drugs, however, are reimbursed by third-party payors for the cost of their therapies. If we succeed in bringing one or more products to the market, these products may not be considered cost-effective and reimbursement to the consumer may not be sufficient to allow us to sell our products on a competitive basis. Economic, political and regulatory influences, including the efforts of governments and third-party payors to contain or reduce the cost of health care through various means, will continue to affect the business and financial condition of pharmaceutical companies. A number of legislative and regulatory proposals aimed at changing the health care system have been proposed in recent years. Because of the high cost of the treatment of HIV, many state legislatures are reassessing reimbursement policies for this therapy. In addition, the emphasis in the United States on reducing the overall costs of health care through managed care has increased, and will continue to increase, the pressure on pharmaceutical pricing. We cannot predict whether legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on our business. However, the announcement and/or adoption of these proposals or efforts could have a material adverse effect on our business, financial condition and results of operations.


HUMAN RESOURCES

     As of March 31, 1999, we had 55 full-time employees, including a technical scientific staff of 39. None of our employees is covered by collective bargaining arrangements, and management considers relations with its employees to be good.


PROPERTIES

     We currently lease approximately 21,000 square feet of laboratory and office space at 4727 University Drive, Durham, North Carolina. We lease this space under a sublease agreement that expires on September 30, 1999. We are currently negotiating the extension of this lease. In addition, we expect to lease approximately 16,000 square feet of office space at 3815 Westgate Drive, Durham, North Carolina. We are currently negotiating a sublease agreement for this space that would expire on December 31, 2001. We believe that there will be suitable facilities available if we need additional space.


LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                  MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth the name, age and position of our executive officers, directors and key employees:



NAME                                        AGE    POSITION
----------------------------------------   -----   ---------------------------------------------------------------
Dani P. Bolognesi, Ph.D. ...............    58     Chief Executive Officer, Chief Scientific Officer and Director
Matthew A. Megaro ......................    41     President, Chief Financial Officer and Secretary
Samuel Hopkins, Ph.D. ..................    40     Vice President of Medical Affairs
Dennis M. Lambert, Ph.D. ...............    52     Vice President of Biological and Molecular Sciences
M.C. Kang, Ph.D. .......................    47     Vice President of Development
Michael A. Recny, Ph.D. ................    43     Vice President of Corporate Development
Timothy J. Creech ......................    38     Director of Finance and Administration
Jesse I. Treu, Ph.D.(1) ................    52     Chairman of the Board of Directors
Jeffrey M. Lipton (2) ..................    56     Vice Chairman of the Board of Directors
Brian H. Dovey(2) ......................    57     Director
Charles A. Sanders, M.D.(1)(2) .........    67     Director
J. Richard Crout, M.D.(1) ..............    69     Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

     DANI P. BOLOGNESI, PH.D. is a founder of Trimeris, has been a director since its inception and was named Chief Executive Officer and Chief Scientific Officer in March 1999. Dr. Bolognesi held a number of positions at Duke University from 1971 to March 1999, and served as James B. Duke Professor of Surgery, Professor of Microbiology/Immunology, Vice Chairman of the Department of Surgery for Research and Development and Director of the Duke University Center for AIDS Research from 1989 to March 1999. From 1988 to March 1999, Dr. Bolognesi was the Director of the Central Laboratory Network that supports all HIV vaccine clinical trials sponsored by the National Institutes of Health. Dr. Bolognesi received his Ph.D. degree in Virology from Duke University.


     MATTHEW A. MEGARO joined Trimeris as Chief Financial Officer and Vice President of Business Development in March 1995, was named Chief Operating Officer, Executive Vice President and Secretary of Trimeris in June 1997 and was named President of Trimeris in March 1999. Prior to joining Trimeris, Mr. Megaro was Chief Operating Officer of Parnassus Pharmaceuticals, Inc., a biopharmaceutical company, from January 1994 to October 1994. In October 1994, Parnassus filed for protection under the United States Bankruptcy Code. From 1988 to January 1994, Mr. Megaro was Chief Financial Officer and Vice President of Finance and Administration of Athena Neurosciences, Inc., a biopharmaceutical company.


     SAMUEL HOPKINS, PH.D. joined Trimeris as Director of Drug Development in April 1995 and was named Vice President of Medical Affairs in June 1997. From 1991 to April 1995, Dr. Hopkins held various positions at Cato Research, Ltd., a contract research organization, most recently serving as Director of Oncology and Antiviral Drug Product Development and Senior Clinical Research Scientist. From 1987 to 1991, Dr. Hopkins was a Senior Research Scientist in the Division of Virology at Burroughs Wellcome Co., a multinational pharmaceutical company. Dr. Hopkins received his Ph.D. degree in Biochemistry and Biophysics from the Medical College of Virginia.

     DENNIS M. LAMBERT, PH.D. joined Trimeris as Director of Virology in July 1993, was named Senior Director of Virology and Molecular Biology in September 1995, and was named Vice President of Biological Molecular Sciences in June 1997. From 1988 to July 1993, Dr. Lambert was Assistant Director, Department of Molecular Virology and Host Defense, at SmithKline Beecham Corp., a pharmaceutical company. Dr. Lambert received his Ph.D. degree in Microbiology/Virology from Indiana State University at Terre Haute.


     M.C. KANG, PH.D. joined Trimeris as a consultant in October 1995 and was named Director of Chemistry in August 1996 and Vice President of Development in September 1998. Prior to joining Trimeris, Dr. Kang held various positions at Glaxo plc from 1990 to October 1995, most recently serving as Director of Chemical Development. From 1986 to 1990, Dr. Kang was a Development Chemist in the Medical Products Division at E.I. DuPont de Nemours & Co., a chemical company. Dr. Kang received his Ph.D. degree in Synthetic Organic Chemistry from Oregon State University.


     MICHAEL A. RECNY, PH.D. joined Trimeris as Director of Biochemical Sciences in March 1995, was named Director of Business Development in November 1996 and Vice President of Corporate Development in January 1999. Prior to joining Trimeris, Dr. Recny was Senior Director of Biological Sciences at Parnassus from November 1993 to October 1994. From 1988 to November 1993, Dr. Recny was Director of Protein Biochemistry at Procept, Inc., a biopharmaceutical company. Prior to joining Procept, Inc., Dr. Recny was a Staff Scientist/Laboratory Head at Genetics Institute Inc., a biopharmaceutical company. Dr. Recny received his Ph.D. degree in Biochemistry from the University of Illinois at Urbana-Champaign.


     TIMOTHY J. CREECH, C.P.A. joined Trimeris as Director of Finance and Administration in July 1997. From July 1996 to June 1997, Mr. Creech was Corporate Controller at Performance Awareness Corporation, a software company. From December 1993 to July 1996, Mr. Creech was Director of Finance at Avant! Corporation, a software company. From 1990 to December 1993, Mr. Creech was a senior manager at KPMG LLP, independent auditors for Trimeris.


     JESSE I. TREU, PH.D. has been Chairman of the Board of Directors of Trimeris since its inception. Dr. Treu will resign as Chairman of the Board of Directors in June 1999 at the annual meeting of stockholders, but will seek re-election to the Board at the annual meeting. Since 1986, Dr. Treu has been a Managing Member of Domain Associates, LLC, a venture capital firm specializing in investments in life sciences. Dr. Treu serves on the Boards of Directors of Focal, Inc. and GelTex Pharmaceuticals, Inc. Dr. Treu received his Ph.D. degree in Physics from Princeton University.


     JEFFREY M. LIPTON has been a director of Trimeris since June 1998. Mr. Lipton has been Vice Chairman of the Board since March 1999 and will be appointed Chairman of the Board of Directors in June 1999 at the annual meeting of stockholders. Since July 1998, Mr. Lipton has been President and Chief Executive Officer of NOVA Chemicals Corporation, a chemicals company headquartered in Calgary, Alberta, Canada. Mr. Lipton was President of NOVA Corporation, a worldwide natural gas services and petrochemicals company, from September 1994 until July 1998, a director from April 1996 until July 1998, Senior Vice President from 1993 until February 1994 and Senior Vice President and Chief Financial Officer until September 1994. Prior to NOVA, Mr. Lipton was with E.I. Du Pont De Nemours & Co. for 29 years, holding a number of senior management positions, including Vice President, Medical Products, Vice President, Polymer Products, Vice President, Corporate Marketing and Continuous Improvement, and Vice President, Corporate Plans. Mr. Lipton is a director of NOVA Chemical Corporation, Chairman of the Board of Directors of Methanex Corporation and the American Plastics Council, and a director of Dynergy Corporation, Calgary Laboratory Services, Public Policy Forum, and the Chemical Manufacturers' Association.


     BRIAN H. DOVEY has been a director of Trimeris since its inception. Since 1988, Mr. Dovey has been a Managing Member of Domain Associates, LLC, a venture capital firm specializing in investments in life sciences. Mr. Dovey is Chairman of the National Venture Capital Association and is a member of the Boards of Trustees of the Coriell Institute, the Wistar Institute, and the University of Pennsylvania School of Nursing. Mr. Dovey is Chairman of the Board of Directors of Creative BioMolecules, Inc. and also serves on the Boards of Directors of Connetics Corporation, NABI, Inc., U.S. Bioscience, Inc. and Vivus, Inc.

     CHARLES A. SANDERS, M.D. has been a director of Trimeris since October 1996. From 1989 to May 1995, Dr. Sanders was Chairman of the Board of Directors and Chief Executive Officer of Glaxo, Inc. and a member of the Board of Directors of Glaxo plc. Prior to joining Glaxo, Dr. Sanders held a number of positions at Squibb Corporation, a multi-national pharmaceutical corporation, including Vice Chairman, Chief Executive Officer of the Science and Technology Group and Chairman of the Science and Technology Committee of the Board. Dr. Sanders serves on the Boards of Directors of Magainin Pharmaceuticals, Inc., Vertex Pharmaceuticals Incorporated, Kendle International Inc., Scios Inc., Pharmacopeia, Inc., and Staffmark, Inc. Dr. Sanders received an M.D. degree from Southwestern Medical College of the University of Texas.


     J. RICHARD CROUT, M.D. has been a director of Trimeris since November 1998. Since 1994, Dr. Crout has been President of Crout Consulting, a firm that provides consulting advice to pharmaceutical and biotechnology companies on the development of new products. From 1984 to 1993, Dr. Crout was Vice President, Medical and Scientific Affairs with Boehringer Mannheim Pharmaceuticals Corp. From 1973 to 1982, Dr. Crout was Director of the Bureau of Drugs, now known as the Center for Drug Evaluation and Research at the U.S. Food and Drug Administration. Dr. Crout serves on the Boards of Directors of Genelabs Technologies, Inc. and GelTex Pharmaceuticals, Inc. Dr. Crout received an M.D. degree from Northwestern University Medical School.



SCIENTIFIC ADVISORY BOARD


     We have assembled a Scientific Advisory Board comprised of seven scientific advisors who are leaders in the fields of viral disease research and treatment. Members of the Scientific Advisory Board review our research, development and operating activities and are available for consultation with management and staff relating to their respective areas of expertise. The Scientific Advisory Board holds regular meetings. Several of the individual scientific advisors have separate consulting relationships with us and meet more frequently, on an individual basis, with management and staff to discuss our ongoing research and development projects. Some of the scientific advisors own common stock and/or hold options to purchase common stock. The scientific advisors are expected to devote only a small portion of their time to our business.


     The scientific advisors are all employed by other entities. Each scientific advisor has entered into a letter agreement with us that contains confidentiality and non-disclosure provisions that prohibit the disclosure of our confidential information to anyone else. These letter agreements also provide that all inventions, discoveries or other intellectual property that come to the attention of or are discovered by the scientific advisor while performing services for us will be assigned to us. The current members of the Scientific Advisory Board are as follows:



NAME                                  TITLE/INSTITUTION
-----------------------------------   -------------------------------------------------------------------------
Robert C. Gallo, M.D. .............   Professor and Director, Institute of Human Virology -- University of
                                      Maryland Biotechnology Institute
Eric Hunter, Ph.D. ................   Professor of Microbiology, Director, Center for AIDS Research --
                                      The University of Alabama at Birmingham
Thomas J. Matthews, Ph.D. .........   Associate Professor of Experimental Surgery -- Duke University
Joseph S. Pagano, M.D. ............   Professor of Medicine and Microbiology and Immunology, Director of The
                                      Lineberger Comprehensive Cancer Center -- The University of North
                                      Carolina at Chapel Hill
Jerome J. Schentag, Pharm. D. .....   Professor of Pharmacy and Pharmaceutics, Director, The Clinical
                                      Pharmacokinetics Laboratory, Millard Fillmore Hospital, Director, Center
                                      for Clinical Pharmacy Research -- The State University of New York at
                                      Buffalo School of Pharmacy
Judith M. White, Ph.D. ............   Professor of Cell Biology and Microbiology -- University of Virginia
Richard J. Whitley, M.D. ..........   Loeb Eminent Scholar Chair in Pediatrics, Professor of Pediatrics,
                                      Microbiology and Medicine -- The University of Alabama at
                                      Birmingham

EXECUTIVE COMPENSATION


     The following table sets forth the total compensation paid by Trimeris during the fiscal year ended December 31, 1998 to our Chief Executive Officer and to our most highly compensated executive officers whose salary and bonus for 1998 exceeded $100,000.



                          SUMMARY COMPENSATION TABLE



                                                                                              LONG TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                                                            -------------
                                                                   ANNUAL COMPENSATION        SECURITIES
                                                              -----------------------------   UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                             YEAR   SALARY ($)      BONUS ($)     OPTIONS (#)   COMPENSATION
------------------------------------------------------ ------ ------------ ---------------- ------------- -------------
Dani P. Bolognesi (1) ................................ 1998     117,654             --              --         --
  Chief Executive Officer and Chief Scientific Officer
Matthew A. Megaro .................................... 1998     186,000             -- (2)      70,000           (3)
  President, Chief Financial Officer and Secretary
M. Ross Johnson (4) .................................. 1998     260,004         65,000(5)      135,000           (3)
  Former President, Chief Executive Officer and Chief
   Scientific Officer


--------
(1) Dr. Bolognesi was named Chief Executive Officer and Chief Scientific Officer in March 1999. From September through December 1998, Dr. Bolognesi was a temporary employee and was compensated at an annual rate of $240,000. Prior to September 1998, Dr. Bolognesi was paid $65,154 for his services as a consultant, a director and a member of the Scientific Advisory Board.


(2) During 1998, we accrued approximately $600,000 for the payment of bonuses to our executive officers and employees. The bonuses will be payable upon the completion of certain financing or collaborative transactions, including the closing of this offering. Accordingly, Mr. Megaro may be eligible to receive a bonus for 1998.


(3) Beginning in 1998, we matched 100% of a participant's contributions to the Trimeris Employee 401(k) Plan with common stock, provided the participant was employed on the last day of the year. The number of shares issued is based on the contributions to be matched divided by the closing price of the common stock on the last trading day of the year, which was $11.75 on December 31, 1998. Dr. Johnson received 851 shares of stock and is vested in those shares. Mr. Megaro received 851 shares and is vested in 638 of those shares.


(4) Dr. Johnson was named President and Chief Executive Officer in March 1996, and resigned as President, Chief Executive Officer and Chief Scientific Officer in March 1999.


(5) Pursuant to his severance agreement, Dr. Johnson will be paid a bonus of $65,000 for 1998.



STOCK OPTION INFORMATION


     The following table contains information concerning stock options granted during the fiscal year ended December 31, 1998 to our Chief Executive Officer and to each of our most highly compensated executive officers whose salary and bonus for 1998 exceeded $100,000. We have never granted any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                    INDIVIDUAL GRANTS
                              -------------------------------------------------------------
                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                  NUMBER OF         PERCENT OF                                    ANNUAL RATES OF STOCK
                                 SECURITIES       TOTAL OPTIONS     EXERCISE                        PRICE APPRECIATION
                                 UNDERLYING         GRANTED TO       PRICE                         FOR OPTION TERM (2)
                                   OPTIONS         EMPLOYEES IN       PER       EXPIRATION    -----------------------------
NAME                           GRANTED (#)(1)          1998          SHARE         DATE            5%            10%
---------------------------   ----------------   ---------------   ---------   ------------   -----------   ------------
Dani P. Bolognesi .........         52,000              --(3)       $  8.00    04/03/2008      $262,000     $ 663,000
                                     2,500              --(3)          7.56    06/17/2008        12,000        30,000
Matthew A. Megaro .........         70,000              14%            8.00    04/03/2008       352,000       892,000
M. Ross Johnson ...........        135,000              26             8.00    04/03/2008       679,000     1,721,000

--------
(1) Each option represents the right to purchase one share of common stock. The options shown in this column were all granted pursuant to our Stock Incentive Plan. The options shown in this table become exercisable ratably on a monthly basis over four years from the date of grant. Upon the occurrence of certain events that result in a change of control, all outstanding options granted to all employees, including executive officers, will vest fully.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent an estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(3) During 1998, Dr. Bolognesi was granted non-qualified stock options to purchase an aggregate of 54,500 shares of common stock in his capacity as a member of the Board of Directors and the Scientific Advisory Board and as consultant to Trimeris. The options have exercise prices equal to the fair market values on the dates of grant, generally vest over a period of four years and have a term of ten years.

     The following table contains information regarding stock options held by our Chief Executive Officer and each of our most highly compensated executive officers whose salary and bonus for 1998 exceeded $100,000, and the number and value of any in-the-money options as of December 31, 1998. No options were exercised by any of these executive officers during 1998. The value of unexercised in-the-money options at December 31, 1998 is based on a value of $11.75 per share, the fair market value of our common stock as reflected by the closing price on the Nasdaq National Market on December 31, 1998, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.


AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED DECEMBER 31, 1998 AND
                            YEAR-END OPTION VALUES



                                   NUMBER OF SECURITIES                    VALUE OF
                                  UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                        OPTIONS AT                        OPTIONS AT
                                   DECEMBER 31, 1998 (#)              DECEMBER 31, 1998
                              -------------------------------   ------------------------------
NAME                           EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------------   -------------   ---------------   -------------   --------------
Dani P. Bolognesi .........      50,691            41,451          $427,099        $207,871
Matthew A. Megaro .........      13,125            56,875            49,219         213,281
M. Ross Johnson ...........      25,313           109,687            94,924         411,326

STOCK INCENTIVE PLAN

     The Trimeris, Inc. Amended and Restated Stock Incentive Plan was adopted by the Board of Directors and approved by the stockholders in October 1997. Our Stock Incentive Plan provides for the grant of incentive stock options, restricted stock or other stock-based awards to our employees, including directors who are employees, and for the grant of nonstatutory stock options, restricted stock or other stock-based awards to our employees, officers, directors, consultants and advisors. Our Stock Incentive Plan is administered by our

Compensation Committee. A maximum of 1,602,941 shares are authorized for issuance under the Stock Incentive Plan. The Board of Directors has approved an increase in the number of shares authorized for issuance under the Stock Incentive Plan of 1,000,000 shares. This increase will be voted on by our stockholders at our annual meeting in June 1999. The exercise price of an option granted under the Stock Incentive Plan is determined by the Board of Directors; however, the exercise price of incentive stock options granted under our Stock Incentive Plan must be equal to at least the fair market value of the common stock on the date of grant.


     In the event an optionee ceases to be employed for any reason other than death or disability, each outstanding option held by the optionee will terminate and cease to be exercisable no later than three months after the date the optionee ceases to be employed by us. If an optionee dies, his or her options vest immediately. The Stock Incentive Plan provides that any option granted to a participant who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 shall not become exercisable for a period of at least six months following the date of grant.


     In the event that:


   o we merge with or consolidate into another corporation, which results in our stockholders owning less than 60% of the voting power of the voting securities of the surviving or successor corporation following the transaction,


     o we sell all or substantially all of our assets,


     o we completely liquidate, or


   o someone acquires 50% or more of the voting power of our outstanding securities, except through a merger, consolidation or an acquisition of our securities directly from us,


then all restricted stock awards shall become fully vested and free of all restrictions and all other stock-based awards, other than options and stock appreciation rights, shall become fully vested, exercisable or free of all restrictions, as the case may be.


     In the event of an acquisition of 50% or more of the voting power of our outstanding securities, except through a merger, consolidation or an acquisition of our securities directly from us, then all options and stock appreciation rights become fully vested and exercisable.


     If we execute an agreement to:


   o merge or consolidate and our stockholders before the transaction own less than 60% of the voting power of the voting securities of the surviving or successor corporation following the transaction,


     o sell all or substantially all of our assets, or


     o completely liquidate,


then all options and stock appreciation rights become fully vested and exercisable and the Board of Directors may, in its discretion, terminate any unexercised awards, or permit the acquiring or succeeding corporation to assume or substitute equivalent options or stock appreciation rights for ours.


     The Board of Directors may terminate or amend the Stock Incentive Plan at any time. Our stockholders must approve any increase in the total number of shares available under the Stock Incentive Plan. No awards may be made under the Stock Incentive Plan after September 2007.



     As of March 31, 1999, we had outstanding 3,531 nonqualified stock options under our previous stock option plan, the Trimeris, Inc. Stock Option Plan, at a weighted average exercise price of $0.425 per share. The Board of Directors has determined not to grant additional options under this plan.

EMPLOYEE STOCK PURCHASE PLAN


     The 1997 Employee Stock Purchase Plan, or ESPP, was adopted and approved by the Board of Directors and the stockholders in August 1997. We intend to encourage ownership of common stock by employees through the ESPP. A maximum of 250,000 shares of common stock have been reserved for purchase under the ESPP, subject to adjustments.


     The ESPP, which is intended to qualify under Section 423 of the Internal Revenue Code, is administered by the Compensation Committee of the Board of Directors. The ESPP provides for the automatic grant of options to purchase shares of common stock on the first day of an offering period. Each offering period currently runs for 24 months, commencing on the first trading day on or after December 1 and June 1 of each year and including four six-month purchase periods. An individual who is an employee on the first day of an offering period is eligible to participate in the ESPP. Under the ESPP, on the employee's request, we withhold up to 10% of each salary payment due to that participating employee including overtime, bonuses and commissions. The purchase price under the ESPP is equal to the lower of 85% of the fair market value of the common stock either on the first day of the offering period or on the last day of the purchase period. Employees may end their participation at any time during the offering period, and participation ends automatically upon termination of employment, retirement or death. The maximum number of shares that a participant may purchase on the last day of any purchase period is determined by dividing the payroll deductions accumulated during the period by the purchase price rounded down to the nearest whole number. However, no participant may purchase shares having a fair market value exceeding $25,000 in any calendar year or to the extent that such person would own 5% or more of the total combined voting power or value of all classes of our capital stock.


     In the event that we:


     o dissolve or liquidate,


     o merge, consolidate or reorganize in a transaction where we are not the surviving corporation,


     o sell substantially all of our assets, or


   o obtain Board of Directors approval for any transaction that results in any person or entity owning 100% of the combined voting power of all classes of our stock,


then the ESPP and the offering period in progress will terminate. However, the successor corporation may elect in writing to assume or continue outstanding elections or substitute options or grants of options covering securities of the successor corporation. The Board of Directors may terminate or amend the ESPP at any time, however, any material amendment that increases the benefits or the number of securities issued or modifies the eligibility requirements must be approved by the stockholders.


     If any change is made to the stock issuable under the ESPP by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or some other increase or decrease in the common stock occurs without our receiving consideration, appropriate adjustment will be made to the shares subject to the ESPP and the number of shares that a participant may purchase with respect to an option.


401(K) PLAN


     In January 1994, we adopted the Trimeris, Inc. Employees' 401(k) Plan covering our full-time employees. The 401(k) Plan is intended to qualify under
Section 401(k) of the Internal Revenue Code so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we can deduct our contributions, if any, when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, equal to $10,000 in 1999, and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, that we provide additional matching contributions to the 401(k) Plan on behalf of all participants in the 401(k) Plan. During 1998, we matched 100% of employees contributions with common stock based on their contribution divided by the closing price of our common stock on December 31, 1998. Approximately 20,000 shares were issued in 1998.


EMPLOYMENT AND SEVERANCE AGREEMENTS

     In April 1999, we entered into an employment arrangement with Dr. Bolognesi, our Chief Executive Officer and Chief Scientific Officer. Under this arrrangement, Dr. Bolognesi is entitled to receive minimum annual compensation of $285,000, an annual bonus based upon the achievement of certain milestones and all health insurance and other benefits generally made available to our employees. He will also receive a one time payment of $40,000 for replacement of lost income. The agreement also provides for a grant of options to purchase 200,000 shares of common stock at the fair market value of such stock on the date of approval by the Compensation Committee. In the event that Dr. Bolognesi's employment is terminated for any reason other than for cause, Dr. Bolognesi's employment arrangement provides that he is entitled to his base salary and benefits for two years from the date of termination.


     In March 1999, Dr. Johnson resigned as an officer and director of Trimeris and entered into a severance agreement with us. Dr. Johnson will receive salary and benefits until March 2000 based on his annual salary of $271,704 at the time of his resignation. Dr. Johnson will also receive a bonus payment of $65,000 for 1998 and additional compensation of $1,000. In addition, we have agreed to terminate our right of repurchase and other restrictions with respect to 94,414 shares of common stock held by Dr. Johnson. We also accelerated vesting on stock options to purchase approximately 67,500 shares of common stock. Dr. Johnson has agreed not to compete with us for a period of two years from March 12, 1999.


     In February 1995, we entered into an employment arrangement with Mr. Megaro, our President, Chief Financial Officer and Secretary. Pursuant to this arrangement, if Mr. Megaro's employment is terminated for any reason other than for cause, Mr. Megaro is entitled to receive his base salary and all health insurance and other benefits generally made available to employees for up to six months from the date of such termination.


COMPENSATION OF DIRECTORS

     We reimburse our directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. In addition, all eligible non-employee directors automatically receive an option to purchase 10,000 shares of common stock at each annual meeting of stockholders. These options have an exercise price equal to 100% of the fair market value of common stock on the grant date and become exercisable after the completion of one year of service following the grant. During 1998, directors holding office immediately before the 1998 annual meeting were each granted an option to purchase 20,000 shares of common stock, 10,000 of which were immediately vested in recognition of prior service, with the remaining 10,000 options vesting ratably over the next two years. These options have an exercise price equal to 100% of the fair market value of common stock on the grant date. Newly elected directors will be granted an option to purchase 20,000 shares of common stock, with the options vesting ratably over the director's three-year term. These options will have an exercise price equal to 100% of the fair market value of common stock on the grant date.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Effective April 10, 1997, the Board of Directors established a Compensation Committee which is responsible for determining the salaries and incentive compensation of the executive officers and providing recommendations for the salaries and incentive compensation of all other employees and consultants. The Compensation Committee also administers our benefit plans, including the Stock Incentive Plan. Mr. Dovey serves as the Chairman of the Compensation Committee and the other members of the committee are Dr. Sanders and Mr. Lipton. None of Mr. Dovey, Mr. Lipton or Dr. Sanders has ever served as an officer or employee of Trimeris. Dr. Bolognesi was a member of the Compensation Committee until March 1999. From September through December 1998, he served as a temporary employee of Trimeris and was compensated at an annual rate of $240,000 which was approved by other members of the Compensation Committee. Prior to 1998, Dr. Bolognesi was not an employee or officer of Trimeris.

                             CERTAIN TRANSACTIONS


     Since February 1995, we have issued an aggregate of 274,514 shares of common stock to Dr. Johnson, our former President, Chief Executive Officer and Chief Scientific Officer, at an aggregate purchase price of $123,300. In June 1997, we issued to Dr. Johnson an aggregate of 127,060 shares of common stock at an aggregate purchase price of $54,000 in consideration for a full recourse secured promissory note payable to Trimeris, which bears interest at 8% per annum and is due in June 1999. In May 1997, we issued to Dr. Johnson an aggregate of 117,648 shares of common stock upon the exercise of stock options granted to Dr. Johnson at an aggregate exercise price of $40,000 in consideration for a full recourse secured promissory note payable to Trimeris, which bears interest at 8% per annum and is due in May 1999. In April 1997, we issued to Dr. Johnson an aggregate of 33,333 shares of Series C preferred stock which converted into a total of 3,922 shares of common stock upon the completion of our initial public offering at an aggregate purchase price of $20,000. In February 1995 and October 1996, we issued to Dr. Johnson an aggregate of 25,884 shares of common stock at an aggregate purchase price of $9,300.


     In March 1999, Dr. Johnson resigned as an officer and director of Trimeris and entered into a severance agreement with us. See "Management -- Employment and Severance Agreements".


     Since March 1995, we have issued an aggregate of 146,080 shares of common stock to Mr. Megaro, our President and Chief Financial Officer, at an aggregate purchase price of $80,000. In June 1997, we issued to Mr. Megaro an aggregate of 76,470 shares of common stock at an aggregate purchase price of $32,500, in consideration for a full recourse secured promissory note payable to us, which bears interest at 8% per annum and is due in June 1999. In May 1997, we issued to Mr. Megaro an aggregate of 51,766 shares of common stock upon the exercise of certain options granted to Mr. Megaro at an aggregate exercise price of $17,600, in consideration for a full recourse secured promissory note payable to us, which bears interest at 8% per annum and is due in May 1999. In April 1997, we issued to Mr. Megaro an aggregate of 41,667 shares of Series C preferred stock, which converted into a total of 4,902 shares of common stock at the time of our initial public offering at an aggregate purchase price of $25,000. In March 1995 and October 1996, we issued to Mr. Megaro an aggregate of 12,942 shares of common stock at an aggregate purchase price of $4,900. Certain shares of common stock purchased by Mr. Megaro are subject to our right of repurchase and certain other restrictions which lapse over a period of time.



     Between January and April 1997, we sold an aggregate of 5,000,001 shares of Series C preferred stock to Domain Partners II, L.P., Domain Partners III, L.P., DP III Associates and Biotechnology Investments Limited at an aggregate purchase price of approximately $3,000,000. Dr. Treu and Mr. Dovey, who are members of our Board of Directors, are general partners of the general partners of Domain Partners II, L.P., Domain Partners III, L.P. and DP III Associates, L.P. Domain Associates, of which Dr. Treu and Mr. Dovey are general partners, is the U.S. venture capital advisor to Biotechnology Investments Limited. All of these shares of preferred stock that were issued and outstanding prior to our initial public offering were converted into an aggregate of 588,235 shares of common stock upon the completion of that offering.


     For information regarding employment agreements with our executive officers, see "Management -- Employment and Severance Agreements." For information regarding compensation of directors, see
"Management -- Compensation of Directors." For information regarding stock options, see "Management -- Stock Option Information."

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth information we know with respect to the beneficial ownership of our common stock as of March 31, 1999, and as adjusted to reflect the sale of our common stock hereby, for each person or group of affiliated persons, who we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our directors and executive officers, individually and as a group.


     Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options to purchase shares of common stock that are exercisable within 60 days of March 31, 1999 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 10,683,355 shares of common stock outstanding as of March 31, 1999 and 13,183,355 shares of common stock outstanding after completion of this offering.



                                                                              PERCENT OF TOTAL
                                                                           ----------------------
                                                                             PERCENT     PERCENT
                                                      NUMBER OF SHARES       BEFORE       AFTER
BENEFICIAL OWNER                                     BENEFICIALLY OWNED     OFFERING     OFFERING
-------------------------------------------------   --------------------   ----------   ---------
  Four Partners (1) .............................          725,700             6.8%         5.5%
  Putnam Investments, Inc. (2) ..................          620,300             5.8          4.7
  Capital Guardian Trust Company (3) ............          597,000             5.6          4.5
  Dani P. Bolognesi (4) .........................          139,025             1.3          1.0
  M. Ross Johnson (5) ...........................          234,277             2.2          1.8
  Matthew A. Megaro (6) .........................          169,359             1.6          1.3
  Jesse I. Treu (7) .............................          472,234             4.4          3.6
  Jeffrey M. Lipton .............................          140,255             1.3          1.1
  Brian H. Dovey (7) ............................          472,234             4.4          3.6
  Charles A. Sanders (8) ........................           30,123               *            *
  J. Richard Crout ..............................               --               *            *
  All executive officers and directors as a group
   (seven persons) (9) ..........................          966,412             8.9          7.3

--------
     * Less than one percent.

(1) Based on Schedule 13G filed with the SEC on March 18, 1999, Four Partners held sole voting power and sole dispositive power as to all of such shares. Four Partners' address is c/o Thomas J. Tisch, 667 Madison Avenue, New York, New York 10021.

(2) Based on Schedule 13G filed with the SEC on February 11, 1999, Putnam Investments, Inc. held sole voting power and sole dispositive power as to all of such shares. Putnam Investments, Inc.'s address is One Post Office Square, Boston, Massachusetts 02109.

(3) Based on Schedule 13G filed with the SEC on February 12, 1999, Capital Guardian Trust Company held sole voting power and sole dispositive power as to all of such shares. Capital Guardian Trust Company's address is 11000 Santa Monica Boulevard, Los Angeles, California 90025-3384.

(4) Includes 49,283 shares that Dr. Bolognesi may acquire pursuant to stock options exercisable within 60 days after March 31, 1999. Includes the following shares as to which Dr. Bolognesi disclaims beneficial ownership:
    11,765 shares beneficially owned by James C. Bolognesi Irrevocable Trust, for which James C. Bolognesi, Dr. Bolognesi's son, is the sole beneficiary and Sarah Bolognesi, Dr. Bolognesi's wife, is the sole trustee; 11,765 shares beneficially owned by Michael P. Bolognesi Irrevocable Trust, for which Michael P. Bolognesi, Dr. Bolognesi's son, is the sole beneficiary and Sarah Bolognesi is the sole trustee; and 10,329 shares that Sarah Bolognesi may acquire pursuant to certain stock options exercisable within 60 days after March 31, 1999.

(5) Does not include an aggregate of 85,518 shares beneficially owned by Michael Johnson and Greg Johnson, Dr. Johnson's sons, who have sole voting and investment power of such shares and as to which shares Dr. Johnson disclaims beneficial ownership. Includes 39,375 shares that Dr. Johnson may acquire pursuant to stock option exercisable within 60 days after March 31, 1999. See "Certain Transactions."

(6) Includes 47,755 shares subject to certain contractual restrictions, which restrictions lapse with respect to 4,330 shares within 60 days after March 31, 1999, and an aggregate of 47,076 shares beneficially owned by Matthew
    A. Megaro as custodian for Anthony Megaro and Arianna Megaro, Mr. Megaro's son and daughter. Includes 20,417 shares that Mr. Megaro may acquire pursuant to stock option exercisable within 60 days after March 31, 1999.

(7) Consists of shares held by affiliated entities as follows: 90,971 shares beneficially owned by Domain Partners III, L.P., whose general partner is One Palmer Square Associates III, L.P.; 3,147 shares beneficially owned by DP III Associates, L.P., whose general partner is One Palmer Square Associates III, L.P.; 30,453 shares beneficially owned by One Palmer Square Associates III, L.P.; and 332,246 shares beneficially owned by One Palmer Square Associates II, L.P. Dr. Treu and Mr. Dovey are general partners of One Palmer Square Associates II, L.P. and One Palmer Square Associates III, L.P. In such capacities, Dr. Treu and Mr. Dovey may each be deemed to be the beneficial owner of such shares, although each disclaims such beneficial ownership except to the extent of his pecuniary interest, if any. Also includes 15,417 shares that Dr. Treu and 15,417 shares than Mr. Dovey may acquire pursuant to stock options exercisable within 60 days after March 31, 1999. The address for Domain Partners II, L.P., Domain Partners III, L.P., DP III Associates, L.P., One Palmer Square Associates III, L.P., One Palmer Square Associates II, L.P., Dr Treu and Mr. Dovey is One Palmer Square, Princeton, New Jersey 08542.

(8) Includes 20,319 shares that Dr. Sanders may acquire pursuant to stock options exercisable within 60 days after March 31, 1999.

(9) See notes (1) - (8).

                         DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following description of our capital stock is a summary, does not purport to be complete, is subject to and qualified in its entirety by, the provisions of our charter, which is an exhibit to the registration statement of which this prospectus is a part and by applicable law.


COMMON STOCK


     As of March 31, 1999, there were 10,683,355 shares of common stock outstanding, held of record by 186 stockholders.


     The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds, subject to any preferential dividend rights applicable to any outstanding preferred stock that may be issued in the future. We have not declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to fund our operations and, therefore, do not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."


     In the event of liquidation, dissolution or winding up of Trimeris, the holders of common stock are entitled to share ratably in all of our assets remaining after the payment of all debts and other liabilities, subject to the prior distribution rights of outstanding shares of preferred stock. There are no preemptive, subscription or conversion rights applicable to the common stock. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any class or series of preferred stock that we may designate and issue in the future.


PREFERRED STOCK


     The Board of Directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and limitations of all series, any or all of which may be superior to the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock until the Board of Directors determines the specific rights of the holders of preferred stock. However, effects of the issuance of preferred stock include restricting dividends on common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and making it more difficult for a third party to acquire Trimeris, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.


WARRANT


     As of March 31, 1999, there was an outstanding warrant to purchase 11,765 shares of common stock at an exercise price of $4.25 per share. The warrant expires in July 2005.


REGISTRATION RIGHTS


     The holders, or their permitted transferees, of shares of common stock which were issued upon the conversion of preferred stock at the time of our initial public offering and shares of common stock issuable upon exercise of a warrant are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of agreements between Trimeris and the holders of these securities. Subject to certain limitations set forth in the agreements, holders of these securities may require us, at our expense, on not more than two occasions, to file a registration statement under the Securities Act with respect to the public resale of securities. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of the securities are entitled to notice of the registration and are entitled to include, at our expense, their shares in the registration. The shares of these holders are not included in the registration statement of which this prospectus forms a part. Further, these holders may require us, at our expense, to register their shares on a registration statement on Form S-3 when the use of such form becomes available to us, subject to certain conditions and limitations. All registration expenses must be borne by us and all selling expenses relating to the securities registered must be borne by the holder of the securities being registered.


DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     We are subject to the provisions of Section 203 the Delaware General Corporation Law which, subject to certain exceptions, prohibits us from engaging in certain business combinations with interested stockholders for a period of three years after the date of the transaction in which the stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior, did own, 15% or more of the corporation's voting stock. The application of Section 203 could have the effect of delaying or preventing a change of control of Trimeris.


     Our charter provides that each director will serve for a three-year term and that approximately one-third of the directors are to be elected annually. Candidates for directors may be nominated only by the Board of Directors or by a stockholder who gives written notice to us in the manner prescribed by the bylaws. The number of directors may be fixed by resolution of the Board of Directors. The Board currently consists of six members and the Board may appoint new directors to fill vacancies or newly created directorships between stockholder meetings. Our charter does not provide for cumulative voting at stockholder meetings for election of directors. A director may be removed from office with cause by the affirmative vote of at least 75% of all eligible votes present in person or by proxy at a meeting of stockholders at which a quorum is present or without cause by the affirmative vote of 75% of all eligible votes present in person or by proxy at a meeting of stockholders at which a quorum is present, provided that removal without cause is recommended to the stockholders by the Board of Directors pursuant to a vote of not less than 75% of the directors then in office. Any action required or permitted to be taken by stockholders of Trimeris must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. The staggered Board of Directors, our charter and certain other provisions of the Delaware General Corporation Law may have the effect of delaying, deterring or preventing a change in control of Trimeris, may discourage bids for common stock at a premium over the market price and may adversely affect the market price, and the voting and other rights of the holders, of our common stock.


TRANSFER AGENT


     The transfer agent for our common stock is EquiServe Trust Company, N.A. Its telephone number is (800) 633-4236.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of common stock in the public market after the offering, or the possibility of such sales occurring, could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Upon the completion of this offering, we will have 13,183,355 shares of common stock outstanding assuming no exercise of options after March 31, 1999. Of these shares, those freely tradable without restriction include:


     o 2,500,000 shares sold in this offering,


     o 3,162,500 shares of common stock which were sold in our initial public offering,


   o approximately 1,197,407 additional shares of common stock which will not be subject to the lock-up agreement described below and will be available for immediate sale pursuant to Rule 144, and


   o approximately 419,000 registered shares of common stock issued upon exercise of options, unless held by our affiliates, as that term is defined in Rule 144 promulgated under the Securities Act.


The remaining shares were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 thereunder.


     Our directors, officers, entities affiliated with our directors and a consultant, who in the aggregate hold approximately 1,084,000 of the shares of our common stock outstanding immediately prior to the completion of this offering, have entered into lock-up agreements. As of March 31, 1999, 1,043,731 shares were subject to outstanding options. Of these shares, 445,555 held by officers, directors and a consultant are subject to the lock-up agreements. The lock-up agreements require that the locked-up person not dispose of any shares of common stock or rights to purchase the common stock owned by them for a period of 90 days after the date of this prospectus, without the prior written consent of ING Baring Furman Selz LLC.


     In general, under Rule 144 a person who has beneficially owned shares for at least one year is entitled to sell in brokers' transactions or to market makers, within any three-month period, a certain number of shares. This number may not exceed the greater of:


     o 1% of the number of shares of common stock then outstanding, or


   o the average weekly trading volume of the common stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale.


Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the matter of sale, public information, volume limitation or notice provisions of Rule 144.

                                 UNDERWRITING


     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom ING Baring Furman Selz LLC, BancBoston Robertson Stephens Inc. and SG Cowen Securities Corporation are acting as representatives, have severally agreed to purchase from us the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:



                                                NUMBER OF
UNDERWRITERS                                     SHARES
---------------------------------------------- ---------
ING Baring Furman Selz LLC .................
BancBoston Robertson Stephens Inc. .........
SG Cowen Securities Corporation ............
                                               ---------
Total ......................................   2,500,000
                                               =========

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby if any of such shares are purchased.


     We have been advised by the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price
less a concession not in excess of $       per share. The underwriters may
allow, and such dealers may reallow, a concession not in excess of $       per
share to certain other dealers. After the public offering, the public offering price and other selling terms may be changed by the underwriters.


     We have granted the several underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 375,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of common stock to be purchased by it shown in the table above bears to 2,500,000. To the extent the underwriters exercise such option, we will be obligated, pursuant to the option, to sell such shares to the underwriters. The underwriters may exercise such option only to cover over-allotments, if any, made in connection with the sale of the common stock offered hereby. If purchased, the underwriters will offer such additional shares on the same terms as those on which the 2,500,000 shares of common stock are being offered.


     In connection with this offering, certain underwriters may engage in passive market making transactions in the common stock on Nasdaq immediately prior to the commencement of sales in this offering in accordance with Rule 103 of Regulation M. Passive market making consists of displaying bids on Nasdaq limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.


     Subject to applicable limitations, the underwriters, in connection with this offering, may place bids for or make purchases of the common stock in the open market or otherwise, for long or short account, or cover short positions incurred, to stabilize, maintain or otherwise affect the price of the common stock, which may be higher than the price that might otherwise prevail in the open market. There can be no assurance that the price of the common stock will be stabilized, or that stabilizing, if commenced, will not be discontinued at any time. Subject to applicable limitations, the underwriters may also place bids, or make purchases on behalf of the underwriting syndicate to reduce a short position created in connection with this offering. The underwriters are not required to engage in these activities and may end these activities at any time.

     The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act.


     We and each of our directors and executive officers and certain of our securityholders, who in the aggregate will hold, following this offering 1,084,000 shares of common stock and options to purchase 445,555 shares of common stock, have agreed that they will not directly or indirectly, without the prior written consent of ING Baring Furman Selz LLC, offer, sell, offer to sell, contract to sell, or otherwise dispose of any shares of common stock or securities exchangeable for or convertible into common stock for a period of 90 days after the date of this prospectus, except that we may issue, and grant options to purchase, shares of common stock under our current stock option plan and other currently outstanding options.


     The underwriters have informed us that they do not intend to confirm the sales to any accounts over which they exercise discretionary authority in excess of five percent of the number of shares of common stock offered hereby.


                                 LEGAL MATTERS


     The validity of the shares of common stock offered will be passed upon for us by Hutchison & Mason PLLC, Raleigh, North Carolina, our counsel. Certain legal matters will be passed upon for us by Wilmer, Cutler & Pickering, Washington D.C., our special counsel. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP.


     As of the date of this prospectus, lawyers with Hutchison & Mason PLLC, including one of our part-time employees, beneficially own an aggregate of 6,470 shares of our common stock and an option to purchase 500 shares of common stock. A partner of Wilmer, Cutler & Pickering beneficially owns 9,804 shares of our common stock. One of our consultants who beneficially owns 27,864 shares of our common stock and has options to purchase an aggregate of 18,529 shares of common stock, serves as a consultant to Wilmer, Cutler & Pickering on matters unrelated to us.


                                    EXPERTS


     The financial statements of Trimeris, Inc. as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 and for the cumulative period from the date of inception to December 31, 1998 included in this prospectus and incorporated in this prospectus by reference to the annual report on Form 10-K of Trimeris, Inc. for the year ended December 31, 1998, have been included and incorporated by reference in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.


     The statements in this prospectus under the captions "Risk Factors -- There is uncertainty regarding patents and proprietary rights" and "Business -- Patents, Proprietary Technology and Trade Secrets," relating to U.S. patent matters, have been reviewed and approved by Pennie & Edmonds LLP, New York, New York, our patent counsel, and are included herein in reliance upon such review and approval by the firm as experts in U.S. patent law.


                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed a registration statement on Form S-3 with the SEC in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of the Trimeris, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.


                     INFORMATION INCORPORATED BY REFERENCE


     The following documents filed by us with the SEC are hereby incorporated by reference in this prospectus:


     o the Annual Report of Trimeris, Inc. on Form 10-K for the fiscal year ended December 31, 1998,


     o the Quarterly Report of Trimeris, Inc. on Form 10-Q for the fiscal quarter ended March 31, 1999,


     o the Current Reports of Trimeris, Inc. on Form 8-K filed May 17, 1999, March 26, 1999 and March 16, 1999, and


     o the description of the common stock contained in its Registration Statement on Form 8-A filed on October 1, 1997.


     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request a copy of any or all of the foregoing documents incorporated by reference in this prospectus, except for exhibits to these documents, unless the exhibits are specifically incorporated by reference into any such document. You should direct your requests for such documents to Investor Relations at Trimeris, Inc., 4727 University Drive, Suite 100, Durham, North Carolina 27707 or by telephone at (919) 419-6050.

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                         INDEX TO FINANCIAL STATEMENTS




                                                                                              PAGE
                                                                                             -----
Independent Auditors' Report ........................................................................    F-2
Balance Sheets at December 31, 1997 and 1998 and March 31, 1999 (unaudited)) ........................    F-3
Statements of Operations for the Years Ended December 31, 1996, 1997, and 1998 and for
the Three Months Ended March 31, 1998 (unaudited) and 1999 (unaudited) and for the Period from
Inception to December 31, 1998 and to March 31, 1999 (unaudited) ....................................    F-4
Statements of Stockholders' Equity (Deficit) for the Period from Inception to December
31, 1995, and for the Years Ended December 31, 1996, 1997 and 1998 and for the Three Months Ended
March 31, 1999 (unaudited) ..........................................................................    F-5
Statements of Cash Flows for the Years Ended December 31, 1996, 1997, and 1998 and for
the Three Months Ended March 31, 1998 (unaudited) and 1999 (unaudited) and for the Period from
Inception to December 31, 1998 ......................................................................    F-6
Notes to Financial Statements .......................................................................    F-7

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Trimeris, Inc.:


     We have audited the accompanying balance sheets of Trimeris, Inc. (A Development Stage Company) (the "Company") as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998 and for the cumulative period from the date of inception to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, and for the cumulative period from the date of inception to December 31, 1998, in conformity with generally accepted accounting principles.



                                            KPMG LLP


February 4, 1999
Raleigh, North Carolina

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                                BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT PAR VALUE)



                                                                                   AS OF DECEMBER 31,            AS OF
                                                                               ---------------------------     MARCH 31,
                                                                                   1997           1998           1999
                                                                               ------------   ------------   ------------
                                                                                                              (UNAUDITED)
                                  ASSETS
Current assets:
 Cash and cash equivalents .................................................    $  32,557      $  16,920      $   9,831
 Short-term investments ....................................................        4,863          3,256          4,151
 Accounts receivable .......................................................          101             68             46
 Prepaid expenses ..........................................................            6            321            333
                                                                                ---------      ---------      ---------
   Total current assets ....................................................       37,527         20,565         14,361
                                                                                ---------      ---------      ---------
Property, furniture and equipment, net of accumulated depreciation of
 $2,169, $2,775 and $2,957 at December 31, 1997 and 1998 and March
 31, 1999 (unaudited), respectively ........................................          756          1,598          1,721
                                                                                ---------      ---------      ---------
Other assets:
 Exclusive license agreement, net of accumulated amortization of $11,
   $14 and $14 at December 31, 1997 and 1998 and March 31, 1999
   (unaudited), respectively ...............................................           30             27             27
 Patent costs, net of accumulated amortization of $6, $13 and $14 at
   December 31, 1997 and 1998 and March 31, 1999 (unaudited),
   respectively ............................................................          442            534            541
 Equipment deposits ........................................................           86            147            147
 Other assets, net of accumulated amortization of $18, $20 and $20 at
   December 31, 1997 and 1998 and March 31, 1999 (unaudited),
   respectively ............................................................            3              1              1
                                                                                ---------      ---------      ---------
   Total other assets ......................................................          561            709            716
                                                                                ---------      ---------      ---------
   Total assets ............................................................    $  38,844      $  22,872      $  16,798
                                                                                =========      =========      =========
               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable ..........................................................    $     722      $   1,176      $     387
 Current installments of obligations under capital leases ..................          259            471            452
 Accrued compensation ......................................................          608            829          1,156
 Accrued expenses ..........................................................        1,205          1,527          1,173
                                                                                ---------      ---------      ---------
   Total current liabilities ...............................................        2,794          4,003          3,168
Obligations under capital leases, excluding current installments ...........          240            853            745
                                                                                ---------      ---------      ---------
   Total liabilities .......................................................        3,034          4,856          3,913
                                                                                ---------      ---------      ---------
Stockholders' equity (deficit):
 Preferred Stock at $0.001 par value per share 10,000 shares authorized;
   issued and outstanding zero shares at December 31, 1997 and 1998 ........           --             --             --
 Common Stock at $0.001 par value per share. Authorized 30,000 shares; issued and outstanding 10,549, 10,637 and 10,683 shares at
   December 31, 1997 and 1998 and March 31, 1999 (unaudited),
   respectively ............................................................           11             11             11
 Additional paid-in capital ................................................       67,360         68,406         68,435
 Deficit accumulated during the development stage ..........................      (29,393)       (48,395)       (53,762)
 Deferred compensation .....................................................       (1,950)        (1,788)        (1,605)
 Notes receivable from stockholders ........................................         (218)          (218)          (194)
                                                                                ---------      ---------      ---------
   Total stockholders' equity ..............................................       35,810         18,016         12,885
                                                                                ---------      ---------      ---------
Commitments and contingencies (notes 2 and 9)
   Total liabilities and stockholders' equity ..............................    $  38,844      $  22,872      $  16,798
                                                                                =========      =========      =========

                See accompanying notes to financial statements.

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                           STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                               -------------------------------------
                                                                   1996        1997         1998
                                                               ----------- ------------ ------------
  Revenue .................................................... $    55     $    431     $    363
                                                               -------     --------     --------
  Operating expenses:
   Research and development ..................................   5,146        9,734       16,421
   General and administrative ................................   1,761        2,596        4,572
                                                               -------     --------     --------
    Total operating expenses .................................   6,907       12,330       20,993
                                                               -------     --------     --------
   Operating loss ............................................  (6,852)     (11,899)     (20,630)
                                                               -------     --------     --------
  Other income (expense):
   Interest income ...........................................      47          584        1,755
   Interest expense ..........................................    (167)        (113)        (127)
                                                               -------     --------     --------
   Total other income (expense) ..............................    (120)         471        1,628
                                                               -------     --------     --------
   Net loss .................................................. $(6,972)    $(11,428)    $(19,002)
                                                               =======     ========     ========
  Basic net loss per share ................................... $ (1.48)    $  (1.55)    $  (1.78)
                                                               =======     ========     ========
  Weighted average shares used in per share computations .....   4,705        7,395       10,647
                                                               =======     ========     ========



                                                                 CUMULATIVE FROM        FOR THE THREE        CUMULATIVE FROM
                                                                    INCEPTION           MONTHS ENDED            INCEPTION
                                                                (JANUARY 7, 1993)         MARCH 31,         (JANUARY 7, 1993)
                                                                 TO DECEMBER 31,   -----------------------    TO MARCH 31,
                                                                       1998            1998        1999           1999
                                                               ------------------- ----------- ----------- ------------------
                                                                                         (UNAUDITED)           (UNAUDITED)
  Revenue ....................................................      $     953      $    90     $    81     $  1,034
                                                                    ---------      -------     -------     --------
  Operating expenses:
   Research and development ..................................         38,751        2,583       3,964       42,715
   General and administrative ................................         12,028        1,040       1,673       13,701
                                                                    ---------      -------     -------     --------
    Total operating expenses .................................         50,779        3,623       5,637       56,416
                                                                    ---------      -------     -------     --------
   Operating loss ............................................        (49,826)      (3,533)     (5,556)     (55,382)
                                                                    ---------      -------     -------     --------
  Other income (expense):
   Interest income ...........................................          2,461          584         231        2,692
   Interest expense ..........................................         (1,030)         (18)        (42)      (1,072)
                                                                    ---------      -------     -------     --------
   Total other income (expense) ..............................          1,431          566         189        1,620
                                                                    ---------      -------     -------     --------
   Net loss ..................................................      $ (48,395)     $(2,967)    $(5,367)    $(53,762)
                                                                    =========      =======     =======     ========
  Basic net loss per share ...................................                     $ (0.28)    $ (0.50)
                                                                                   =======     =======
  Weighted average shares used in per share computations .....                      10,620      10,777
                                                                                   =======     =======

                See accompanying notes to financial statements.

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION TO DECEMBER 31, 1995 AND THE YEARS ENDED DECEMBER
                            31, 1996 1997 AND 1998,
             AND THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)
                                (IN THOUSANDS)

                                                                      PREFERRED STOCK       COMMON STOCK
                                                                    ------------------- --------------------
                                                                                                              ADDITIONAL
                                                                     NUMBER OF    PAR     NUMBER OF    PAR      PAID-IN
                                                                       SHARES    VALUE     SHARES     VALUE     CAPITAL
                                                                    ----------- ------- ------------ ------- ------------
Balance at January 7, 1993 ........................................        --    $  --        --      $ --     $    --
Issuances of Common Stock .........................................        --       --       246        --          15
Issuances of Series A Preferred Stock .............................     3,000        3        --        --       1,997
Issuances of Series B Preferred Stock .............................    20,636       21        --        --      10,297
Stock issuance costs ..............................................        --       --        --        --         (61)
Common Stock issued in exchange for exclusive license .............        --       --        96        --          41
Common Stock issued in exchange for consulting services ...........        --       --        11        --           4
Loss for the period ...............................................        --       --        --        --          --
                                                                       ------    -----       -----    ----     -------
Balance as of December 31, 1995 ...................................    23,636       24       353        --      12,293
Issuances of Common Stock .........................................        --       --        84         1          28
Issuances of Series B Preferred Stock .............................     6,500        6        --        --       3,244
Issuances of Series C Preferred Stock .............................     3,333        3        --        --       1,997
Stock issuance costs ..............................................        --       --        --        --         (26)
Loss for the period ...............................................        --       --        --        --          --
Notes receivable from stockholders for the purchase of shares .....        --       --        --        --          --
                                                                       ------    -----       -----    ----     -------
Balance as of December 31, 1996 ...................................    33,469       33       437         1      17,536
Issuances of Series C Preferred Stock .............................     9,984       10        --        --       5,981
Issuances of Series D Preferred Stock .............................     9,048        9        --        --       6,777
Issuances of Common Stock .........................................        --       --       656         1         255
Conversion of Preferred Stock to Common Stock .....................   (52,501)     (52)    6,262         6          46
Issuance of shares in initial public offering, net ................        --       --     3,163         3      34,529
Exercise of stock options .........................................        --       --        32        --           9
Repayment of notes receivable from Stockholders ...................        --       --        --        --          --
Repurchase of Common Stock ........................................        --       --          (1)     --          --
Stock issuance costs ..............................................        --       --        --        --        (109)
Issuances of Common Stock and options at below market value .......        --       --        --        --       2,336
Amortization of deferred compensation .............................        --       --        --        --          --
Loss for the period ...............................................        --       --        --        --          --
                                                                      -------    -----     -------    ----     -------
Balance as of December 31, 1997 ...................................        --       --     10,549       11      67,360
Exercise of stock options .........................................        --       --        28        --          10
Issuance of stock options to consultants ..........................        --       --        --        --         545
Issuance of stock for 401(K) match ................................        --       --        20        --         236
Issuance of stock under Employee Stock Purchase Plan ..............        --       --        40        --         255
Amortization of deferred compensation .............................        --       --        --        --          --
Loss for the period ...............................................        --       --        --        --          --
                                                                      -------    -----     -------    ----     -------
Balance as of December 31, 1998 ...................................        --       --     10,637       11      68,406
Exercise of stock options (unaudited) .............................        --       --        16        --          29
Issuance of stock under warrants (unaudited) ......................        --       --        30        --          --
Amortization of deferred compensation (unaudited) .................        --       --        --        --          --
Repayment of notes receivable from Stockholders (unaudited) .......        --       --        --        --          --
Loss for the period (unaudited) ...................................        --       --        --        --          --
                                                                      -------    -----     -------    ----     -------
Balance as of March 31, 1999 (unaudited) ..........................        --    $  --     10,683     $ 11     $68,435
                                                                      =======    =====     =======    ====     =======



                                                                       DEFICIT
                                                                     ACCUMULATED                     NOTES          NET
                                                                      DURING THE                   RECEIVABLE   STOCKHOLDERS
                                                                     DEVELOPMENT     DEFERRED         FROM         EQUITY
                                                                        STAGE      COMPENSATION   STOCKHOLDERS   (DEFICIT)
                                                                    ------------- -------------- ------------- -------------
Balance at January 7, 1993 ........................................   $      --      $     --       $   --      $       --
Issuances of Common Stock .........................................          --            --           --              15
Issuances of Series A Preferred Stock .............................          --            --           --           2,000
Issuances of Series B Preferred Stock .............................          --            --           --          10,318
Stock issuance costs ..............................................          --            --           --             (61)
Common Stock issued in exchange for exclusive license .............          --            --           --              41
Common Stock issued in exchange for consulting services ...........          --            --           --               4
Loss for the period ...............................................     (10,993)           --           --         (10,993)
                                                                      ---------      --------       ------      ----------
Balance as of December 31, 1995 ...................................     (10,993)           --           --           1,324
Issuances of Common Stock .........................................          --            --           --              29
Issuances of Series B Preferred Stock .............................          --            --           --           3,250
Issuances of Series C Preferred Stock .............................          --            --           --           2,000
Stock issuance costs ..............................................          --            --           --             (26)
Loss for the period ...............................................      (6,972)           --           --          (6,972)
Notes receivable from stockholders for the purchase of shares .....          --            --          (14)            (14)
                                                                      ---------      --------       ------      ----------
Balance as of December 31, 1996 ...................................     (17,965)           --          (14)           (409)
Issuances of Series C Preferred Stock .............................          --            --           --           5,991
Issuances of Series D Preferred Stock .............................          --            --           --           6,786
Issuances of Common Stock .........................................          --            --         (254)              2
Conversion of Preferred Stock to Common Stock .....................          --            --           --              --
Issuance of shares in initial public offering, net ................          --            --           --          34,532
Exercise of stock options .........................................          --            --           --               9
Repayment of notes receivable from Stockholders ...................          --            --           50              50
Repurchase of Common Stock ........................................          --            --           --              --
Stock issuance costs ..............................................          --            --           --            (109)
Issuances of Common Stock and options at below market value .......          --        (2,336)          --              --
Amortization of deferred compensation .............................          --           386           --             386
Loss for the period ...............................................     (11,428)           --           --         (11,428)
                                                                      ---------      --------       ------      ----------
Balance as of December 31, 1997 ...................................     (29,393)       (1,950)        (218)         35,810
Exercise of stock options .........................................          --            --           --              10
Issuance of stock options to consultants ..........................          --          (545)          --              --
Issuance of stock for 401(K) match ................................          --            --           --             236
Issuance of stock under Employee Stock Purchase Plan ..............          --            --           --             255
Amortization of deferred compensation .............................          --           707           --             707
Loss for the period ...............................................     (19,002)           --           --         (19,002)
                                                                      ---------      --------       ------      ----------
Balance as of December 31, 1998 ...................................     (48,395)       (1,788)        (218)         18,016
Exercise of stock options (unaudited) .............................          --            --           --              29
Issuance of stock under warrants (unaudited) ......................          --            --           --              --
Amortization of deferred compensation (unaudited) .................          --           183           --             183
Repayment of notes receivable from Stockholders (unaudited) .......          --            --           24              24
Loss for the period (unaudited) ...................................      (5,367)           --           --          (5,367)
                                                                      ---------      --------       ------      ----------
Balance as of March 31, 1999 (unaudited) ..........................   $ (53,762)     $ (1,605)      $ (194)     $   12,885
                                                                      =========      ========       ======      ==========

                See accompanying notes to financial statements.

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                      YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  1996          1997          1998
                                                              ------------ ------------- -------------
Cash flows from operating activities:
 Net loss ...................................................   $ (6,972)    $ (11,428)    $ (19,002)
   Adjustments to reconcile net loss to net cash used
    by operating activities:
    Depreciation and amortization of property,
     furniture and equipment ................................        690           558           606
    Amortization of deferred compensation ...................         --           386           707
    Other amortization ......................................          9            11            12
    401(K) plan stock match .................................         --            --           236
    Provision for equipment held for resale .................         --            --            --
    Stock issued for consulting services ....................         --            --            --
    Stock issued to repay interest on notes to
     stockholders ...........................................         --            --            --
    Debt issued for research and development ................        194            --            --
    Loss on disposal of property and equipment ..............         --            --            --
    Decrease (increase) in assets:
    Accounts receivable and loans to employees ..............        (35)          (65)           33
    Prepaid expenses ........................................        (36)           39          (315)
    Other assets ............................................         --           (18)          (61)
    Increase (decrease) in liabilities:
    Accounts payable ........................................        137           467           454
    Accrued compensation ....................................        329           279           221
    Accrued expenses ........................................       (145)          771           322
                                                                --------     ---------     ---------
    Net cash used by operating activities ...................     (5,829)       (9,000)      (16,787)
                                                                --------     ---------     ---------
Cash flows from investing activities:
 Purchase of property, furniture and equipment ..............        (27)         (205)         (212)
 Net sale (purchase) of short-term investments ..............         --        (4,863)        1,607
 Equipment held for resale ..................................          7            54            --
 Organizational costs .......................................         --            --            --
 Patent costs ...............................................       (116)          (34)          (99)
                                                                --------     ---------     ---------
    Net cash provided (used) by investing activities                (136)       (5,048)        1,296
                                                                --------     ---------     ---------
Cash flows from financing activities:
 Proceeds (payments) from notes payable .....................         92          (259)           --
 Lease costs ................................................         --            --            --
 Principal payments under capital lease obligations .........       (577)         (529)         (411)
 Proceeds from issuance of Common Stock .....................         15             2            --
 Proceeds from issuance of Preferred Stock ..................      5,250        12,777            --
 Proceeds from initial public offering, net .................         --        34,532            --
 Proceeds from exercise of stock options ....................         --             9            10
 Employee stock purchase plan stock issuance ................         --            --           255
 Repayment of notes receivable from stockholders ............         --            50            --
 Stock issuance costs .......................................        (26)         (109)           --
                                                                --------     ---------     ---------
    Net cash provided (used) by financing activities               4,754        46,473          (146)
                                                                --------     ---------     ---------
 Net increase (decrease) in cash and cash equivalents             (1,211)       32,425       (15,637)
Cash and cash equivalents at beginning of period ............      1,343           132        32,557
                                                                --------     ---------     ---------
Cash and cash equivalents at end of period ..................   $    132     $  32,557     $  16,920
                                                                ========     =========     =========
Supplemental disclosure of cash flow information:
Cash paid during the period for interest ....................   $    154     $     126     $     127
                                                                ========     =========     =========



                                                                 CUMULATIVE FROM
                                                                                           THREE MONTHS
                                                                    INCEPTION             ENDED MARCH 31,
                                                               (JANUARY 7, 1993) TO ---------------------------
                                                                DECEMBER 31, 1998       1998          1999
                                                              --------------------- ------------ --------------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
 Net loss ...................................................       $(48,395)         $ (2,967)     $(5,367)
   Adjustments to reconcile net loss to net cash used
    by operating activities:
    Depreciation and amortization of property,
     furniture and equipment ................................          2,795               104          183
    Amortization of deferred compensation ...................          1,093               150          183
    Other amortization ......................................             49                 5            5
    401(K) plan stock match .................................            236                --           --
    Provision for equipment held for resale .................             61                --           --
    Stock issued for consulting services ....................              5                --           --
    Stock issued to repay interest on notes to
     stockholders ...........................................            195                --           --
    Debt issued for research and development ................            194                --           --
    Loss on disposal of property and equipment ..............             16                --           --
    Decrease (increase) in assets:
    Accounts receivable and loans to employees ..............            (68)              (36)          22
    Prepaid expenses ........................................           (321)              (15)         (12)
    Other assets ............................................           (148)              (26)          (5)
    Increase (decrease) in liabilities:
    Accounts payable ........................................          1,176              (288)        (789)
    Accrued compensation ....................................            829              (158)         327
    Accrued expenses ........................................          1,437              (175)        (354)
                                                                    --------          --------      ---------
    Net cash used by operating activities ...................        (40,846)           (3,406)      (5,807)
                                                                    --------          --------      ---------
Cash flows from investing activities:
 Purchase of property, furniture and equipment ..............           (847)             (218)        (306)
 Net sale (purchase) of short-term investments ..............         (3,256)              759         (895)
 Equipment held for resale ..................................            (61)               --           --
 Organizational costs .......................................             (8)             --             --
 Patent costs ...............................................           (548)              (15)          (7)
                                                                    ----------        --------      ----------
    Net cash provided (used) by investing activities                  (4,720)              526       (1,208)
                                                                    ----------        --------      ---------
Cash flows from financing activities:
 Proceeds (payments) from notes payable .....................          6,150                --           --
 Lease costs ................................................            (13)               --           --
 Principal payments under capital lease obligations .........         (2,238)              (95)        (127)
 Proceeds from issuance of Common Stock .....................             31                --           --
 Proceeds from issuance of Preferred Stock ..................         23,896                --           --
 Proceeds from initial public offering, net .................         34,532                --           --
 Proceeds from exercise of stock options ....................             19                 1           29
 Employee stock purchase plan stock issuance ................             --                --           --
 Repayment of notes receivable from stockholders ............             50                --           24
 Stock issuance costs .......................................           (196)               --           --
                                                                    ----------        --------      ---------
    Net cash provided (used) by financing activities                  62,486               (94)         (74)
                                                                    ----------        --------      ---------
 Net increase (decrease) in cash and cash equivalents                 16,920            (2,974)      (7,089)
Cash and cash equivalents at beginning of period ............             --            32,557       16,920
                                                                    ----------        --------      ---------
Cash and cash equivalents at end of period ..................       $ 29,583          $ 29,583      $ 9,831
                                                                    ==========        ========      =========
Supplemental disclosure of cash flow information:
Cash paid during the period for interest ....................       $    944          $     37      $    42
                                                                    ==========        ========      =========

Supplemental disclosures of noncash investing and financing activities are described in Note 7.
                See accompanying notes to financial statements.

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                         NOTES TO FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION

     Trimeris, Inc. (the "Company") was incorporated on January 7, 1993 to discover and develop novel therapeutic agents that block viral infection by inhibiting viral fusion with host cells. The financial statements have been prepared in accordance with Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," to recognize the fact that the Company is devoting substantially all of its efforts to establishing a new business and planned principal operations have not commenced.


     Management expects to raise adequate capital to fund its research and development and administrative expenses. The ability of the Company to raise these funds is dependent on current and potential investors and corporate partners. These financial statements do not include any adjustments that might be necessary if the Company is unable to raise these funds.


UNAUDITED FINANCIAL INFORMATION

     The unaudited financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 and for the cumulative period ended March 31, 1999 has been prepared in accordance with generally accepted accounting principles and applicable Securities and Exchange Commission regulations for interim financial information. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations and cash flows have been made. Operating results and cash flows for interim periods are not necessarily indicative of results which may be expected for a full year.


CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost and consist primarily of overnight commercial paper, variable rate demand notes, commercial paper, and short-term debt securities. The carrying amount of cash and cash equivalents approximates fair value.


SHORT-TERM INVESTMENTS

     Short-term investments, which consist of short-term corporate debt securities, are reported at fair value, and are classified as available-for-sale securities. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Fair value is determined using available market information. At December 31, 1997 and 1998, cost approximated the fair value of short-term investments. There were no realized gains or losses on investments sold during 1996, 1997 or 1998.


CONCENTRATION OF CREDIT AND MARKET RISK AND OFF BALANCE SHEET RISK

     The Company invests its excess cash primarily in short-term marketable securities, and, in accordance with its investment policy, limits the amount of credit exposure with any one issuer. These investments are generally not collateralized and typically mature within one year. There were no realized gains or losses on these investments during 1996, 1997 or 1998.

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

PROPERTY, FURNITURE AND EQUIPMENT

     Property, furniture and equipment are recorded at cost. Property, furniture and equipment under capital leases are initially recorded at the present value of minimum lease payments at the inception of the lease.


     Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Property, furniture and equipment held under capital leases and leasehold improvements are amortized using the straight line method over the lesser of the lease term or estimated useful life of the asset.


INTANGIBLE ASSETS

     The recoverability of the carrying values of intangible assets is evaluated on an ongoing basis, primarily by comparing the estimated profitability related to the asset compared to its carrying value. Provision against the carrying value of the asset is recorded when impairment is identified.


     The exclusive license is amortized using the straight-line method over seventeen years. The costs of patents are capitalized and are amortized using the straight-line method over the remaining lives of the patents from the date the patents are granted. Financing costs were incurred as part of the Company's capital lease agreements and are amortized straight-line over the lease term.


RESEARCH AND DEVELOPMENT

     Research and development costs, including the cost of producing drug material for clinical trials, are charged to operations as incurred.


INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NET LOSS PER SHARE

     In accordance with SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"), basic loss per common share is calculated by dividing net loss by the weighted-average number of common shares outstanding for the period after certain adjustments described below. Diluted net income per common share reflects the maximum dilutive effect of common stock issuable upon exercise of stock options, stock warrants, and conversion of preferred stock. Diluted net loss per common share is not shown, as common equivalent shares from stock

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

options, and stock warrants, would have an antidilutive effect. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB 83"), all common shares and common equivalent shares issued during the twelve-month period prior to the initial filing of the registration statement relating to the Company's initial public offering, even when anti-dilutive, have been included in the calculation as if they were outstanding for all periods, using the treasury stock method. The basic net loss per common share gives retroactive effect to the conversion of all outstanding shares of Preferred Stock into 6,261,615 shares of Common Stock upon the completion of the Company's initial public offering.


STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. However, in accordance with SFAS No. 123, compensation costs for stock options granted to certain non-employees is recorded at fair value.


STOCK SPLIT

     Effective July 11, 1997, the Company declared a one for eight and one-half reverse stock split for common stockholders. This stock split has been retroactively applied and all periods presented have been restated. The conversion prices for the Preferred Stock were adjusted for this reverse stock split.


2. LEASES


     The Company is obligated under various capital leases for furniture and equipment that expire at various dates during the next four years. The gross amount of furniture and equipment and related accumulated amortization recorded under capital leases and included in property, furniture and equipment were as follows at December 31, 1997 and 1998 and March 31, 1999 (unaudited) (in thousands):



                                                                             MARCH 31,
                                                    1997         1998          1999
                                                 ----------   ----------   ------------
                                                                            (UNAUDITED)
      Furniture and equipment ................    $  2,326     $ 1,996        $1,987
      Less accumulated amortization. .........      (1,655)       (630)         (685)
                                                  --------     -------        ------
                                                  $    671     $ 1,366        $1,302
                                                  ========     =======        ======

     The Company also has several non-cancelable operating leases, primarily for office space and office equipment, that extend through September 1999. Rental expense, including maintenance charges, for operating leases during 1996, 1997 and 1998 and the three months ended March 31, 1998 (unaudited) and 1999 (unaudited) was $552,000, $612,000, $638,000, $160,000 and $158,000,
respectively.

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. LEASES, CONTINUED

     Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1998 (in thousands) are:



                                                                              CAPITAL     OPERATING
                                                                               LEASES      LEASES
                                                                             ---------   ----------
   Year ending December 31:
     1999 ................................................................    $  608        $ 463
     2000 ................................................................       512           --
     2001 ................................................................       386           --
     2002 ................................................................        44           --
                                                                              ------        -----
   Total minimum lease payments ..........................................     1,550        $ 463
                                                                                            =====
   Less amount representing interest .....................................       226
                                                                              ------
   Present value of net minimum capital lease payments ...................     1,324
   Less current installments of obligations under capital leases .........       471
                                                                              ------
   Obligations under capital leases, excluding current
     installments ........................................................    $  853
                                                                              ======

     Additionally, under a warrant agreement dated August 24, 1993 with a lessor, the Company issued warrants to acquire Series B Preferred Stock at the initial Series B Preferred Stock per share offering price, such that the aggregate purchase price for the shares equals $119,000. The warrants shall be exercisable prior to the earlier of the tenth annual anniversary date of the grant date or fifth anniversary date of Trimeris' Initial Public Offering. The shares have not been issued as of December 31, 1998.

     During the year ended December 31, 1995, the lease with the aforementioned lessor was amended to increase the credit limit by $750,000 to $2.0 million. As part of this amendment, Trimeris granted the lessor additional warrants to purchase shares valued at $71,000 of Series B Preferred Stock at the initial per share offering price. These shares have not been issued at December 31, 1998.


3. STOCKHOLDERS' EQUITY (DEFICIT)

     In connection with the Company's initial public offering, the Company's Certificate of Incorporation was restated to grant the Company the authority to issue 40,000,000 shares of stock consisting of 30,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

     At December 31, 1997 and 1998, loans with an interest rate of 8% totaling $218,000 were outstanding to employees of the Company for purchase of shares of the Company's Common Stock. This amount has been presented as contra-equity in the statement of stockholders' equity (deficit).


INITIAL PUBLIC OFFERING

     In October 1997, the Company closed its initial public offering of common stock at $12 per share. The net proceeds of the offering were $34,532,000 after deducting applicable costs and expenses. In connection with the public offering, all outstanding shares of Preferred Stock were converted into 6,261,615 shares of Common Stock.

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED

PREFERRED STOCK

     Prior to the conversion of the Preferred Stock into Common Stock in connection with the initial public offering, Preferred Stockholders had certain rights regarding dividends, liquidation preferences, conversion rights, voting rights, and restrictions on future debt or equity issuances. The Board of Directors has the authority to issue future shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, without any further vote or action by the stockholders.


EQUITY FINANCING

     An initial investment of $2 million was provided by Domain Partners II, L.P. ("Domain") and Biotechnology Investments Limited ("BIL") to fund the start-up phase of the Company.


     During the year ended December 31, 1995, Domain, BIL and others invested an additional $3.9 million to fund continued operations of the Company through the purchase of shares of Series B Preferred Stock. In addition, the Company exchanged notes payable, including accrued interest, of $6.4 million for shares of Series B Preferred Stock. These notes were payable to Domain and BIL and were entered into during the years ended December 31, 1994 and 1995. A total of 20,635,564 shares were issued for a total consideration of $10.3 million.


     In March and October 1996 and April, 1997, Domain, BIL, and others invested an additional $11.3 million to fund continued operations of the Company through the purchase of Series B Preferred Stock and Series C Preferred Stock. In June, 1997, various other investors invested $6.8 million through the purchase of Series D Preferred Stock.


     Common Stock was issued during 1994, 1995, and 1996 through the purchase by Company personnel and through the exercise of stock options.


4. STOCK OPTION PLAN


     In 1993, the Company adopted a stock option plan which allows for the issuance of non-qualified and incentive stock options. During 1996, the Trimeris, Inc. New Stock Option Plan (the "Stock Option Plan") was implemented that replaced the 1993 plan. Under the Stock Option Plan, as amended, the Company may grant non-qualified or incentive stock options for up to 1,602,941 shares of Common Stock. The exercise price of each incentive stock option shall not be less than the fair market value of the Company's Common Stock on the date of grant and an option's maximum term is ten years. Outstanding incentive stock options have been issued at prices ranging from $.34 to $12.56 per share. The vesting period occurs ratably over four years. At December 31, 1998 there were approximately 181,000 options remaining available for grant. All incentive stock options which had been granted under the 1993 plan were cancelled at inception of the Stock Option Plan while the non-qualified stock options remain outstanding at an exercise price of $.43. No more grants will be made under the 1993 plan.

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. STOCK OPTION PLAN, CONTINUED

     Stock option transactions for the years ended December 31, 1996, 1997 and 1998 and March 31, 1999 (unaudited) are as follows:



                                          WEIGHTED                 WEIGHTED                WEIGHTED                 WEIGHTED
                                           AVERAGE                  AVERAGE                 AVERAGE                 AVERAGE
                                          EXERCISE                 EXERCISE                EXERCISE    MARCH 31,    EXERCISE
                                1996        PRICE        1997        PRICE       1998        PRICE        1999       PRICE
                            ------------ ---------- ------------- ---------- ------------ ---------- ------------- ---------
                                                                                                      (UNAUDITED)
Options outstanding
  at January 1 ...........     166,000    $   0.34      483,000    $   0.34     267,000    $   0.75    1,035,000    $  6.31
Granted ..................     572,000        0.34      144,000        1.56     820,000        7.91           --         --
Exercised ................     (28,000)       0.34     (341,000)       0.34     (28,000)       0.35      (16,000)      1.75
Cancelled ................    (227,000)       0.34      (19,000)       0.34     (24,000)       6.16       (4,000)      9.31
                              --------    --------     --------    --------     -------    --------    ---------    -------
Options outstanding
  at end of period .......     483,000    $   0.34      267,000    $   0.75   1,035,000    $   6.31    1,015,000    $  6.37
                              ========    ========     ========    ========   =========    ========    =========    =======

     The following summarizes information about stock options outstanding as of December 31, 1998:



                           OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
-------------------------------------------------------------------------   -------------------------------
                                            WEIGHTED
                                            AVERAGE
                           NUMBER          REMAINING         WEIGHTED                           WEIGHTED
 RANGE OF EXERCISE       OUTSTANDING      CONTRACTUAL         AVERAGE           NUMBER          AVERAGE
       PRICE           AS OF 12/31/98         LIFE        EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
-------------------   ----------------   -------------   ----------------   -------------   ---------------
  $         0.34            195,000            7.72         $   0.34           133,000         $   0.34
  $         1.00             31,000            8.65         $   1.00            11,000         $   1.00
  $    5.88-9.75            802,000            9.33         $   7.91           168,000         $   7.94
  $ 12.00-$12.56              7,000            8.93         $  12.36             3,000         $  12.23
                            -------            ----         --------           -------         --------
  $  0.34-$12.56          1,035,000            9.00         $   6.31           315,000         $   4.54
                          =========            ====         ========           =======         ========

     The following summarizes information about stock options outstanding as of March 31, 1999 (unaudited):



                          OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
------------------------------------------------------------------------   -------------------------------
                                           WEIGHTED
                                           AVERAGE
                           NUMBER         REMAINING         WEIGHTED                           WEIGHTED
 RANGE OF EXERCISE      OUTSTANDING      CONTRACTUAL         AVERAGE           NUMBER          AVERAGE
       PRICE           AS OF 3/31/99         LIFE        EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
-------------------   ---------------   -------------   ----------------   -------------   ---------------
  $         0.34           181,000            7.46         $   0.34           136,000         $   0.34
  $         1.00            31,000            8.41         $   1.00            13,000         $   1.00
  $    5.88-9.75           796,000            9.08         $   7.90           225,000         $   7.95
  $ 12.00-$12.56             7,000            8.86         $  12.36             3,000         $  12.26
                           -------            ----         --------           -------         --------
  $  0.34-$12.56         1,015,000            8.77         $   6.37           377,000         $   4.99
                         =========            ====         ========           =======         ========

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, compensation cost related to stock options issued to employees would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. For the year ended December 31, 1997, the Company recorded a deferred charge of $2,336,000, representing the difference between the exercise price and the deemed fair value of the Company's Common Stock for 348,000 shares of

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. STOCK OPTION PLAN, CONTINUED

Common Stock and 132,000 shares subject to Common Stock Options granted in the second and third quarters of 1997. The deferred compensation will be amortized to expense over the period the shares and options vest, generally four years.


     SFAS 123, Accounting for Stock-Based Compensation, permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS 123, the Company's net loss and basic loss per share would have been increased to the pro forma amounts indicated below for the years ended December 31 and the three months ended March 31, 1999 (unaudited):



                                                                                              THREE MONTHS
                                                                                                 ENDED
                                               1996            1997             1998         MARCH 31, 1999
                                          -------------   --------------   --------------   ---------------
                                                                                              (UNAUDITED)
   Net loss:
   As reported ........................     $  (6,972)      $  (11,428)      $  (19,002)       $ (5,367)
   Compensation cost recorded
    under APB 25 and SFAS 123 .........            --              386              707             183
   Additional compensation cost
    resulting from:
    Common Stock Options ..............            --             (100)            (821)             --
    Restricted Stock ..................            --             (240)            (415)             --
                                            ---------       ----------       ----------        --------
   Pro forma ..........................     $  (6,972)      $  (11,382)      $  (19,531)       $ (5,184)
                                            =========       ==========       ==========        ========
   Basic Loss Per Share:
    As reported .......................     $   (1.48)      $    (1.55)      $    (1.78)       $  (0.50)
    Pro forma .........................     $   (1.48)      $    (1.54)      $    (1.83)       $  (0.48)

     The fair value of common stock options and restricted stock is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used:


  Estimated dividend yield                    0.00%
  Expected stock price volatility      29.00%-72.00%
  Risk-free interest rate                 5.07-6.00%
  Expected life of options            5-7 years

     The effects of applying SFAS 123 for disclosing compensation cost may not be representative of the effects or reported net income for future years because pro forma net loss reflects compensation costs only for stock options granted in 1996, 1997 and 1998 and does not consider compensation cost for stock options granted prior to January 1, 1995.

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. INCOME TAXES


     At December 31, 1998, the Company has net operating loss carryforwards (NOL's) for federal income tax purposes of approximately $45.6 million which expire in varying amounts between 2010 and 2018. The
Company has NOL's for state tax purposes of approximately $45.6 million which expire in varying amounts between 2000 and 2013. Additionally, the Company has research and development credits of $1.1 million which expire in varying amounts between 2008 and 2013.


     The Tax Reform Act of 1986 contains provisions which limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company's NOL's are limited, and the Company has taxable income which exceeds the permissible yearly NOL, the Company would incur a federal income tax liability even though NOL's would be available in future years.


     The components of deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1998 and March 31, 1999 (unaudited) are as follows:



                                                                      MARCH 31,
                                       1997            1998             1999
                                   -----------   ----------------   ------------
                                                  (IN THOUSANDS)     (UNAUDITED)
Deferred tax assets:
Tax loss carryforwards .........    $  11,094       $  17,777        $  19,709
Tax credits ....................          339           1,123            1,215
Reserves and accruals ..........          257           1,028            1,178
Start-up costs .................           76              --               --
                                    ---------       ---------        ---------
                                       11,766          19,928           22,102
Valuation allowance ............      (11,766)        (19,928)         (22,102)
                                    ---------       ---------        ---------
Net deferred asset .............           --              --               --
Deferred tax liabilities:
Deferred tax liability .........           --              --               --
                                    ---------       ---------        ---------
Net deferred tax assets and
  (liability) ..................    $      --       $      --        $      --
                                    =========       =========        =========

     The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.


6. EMPLOYEE BENEFIT PLANS


401 (K) PLAN

     The Company has adopted a 401(k) Profit Sharing Plan (the "Plan") covering all qualified employees. The effective date of the Plan is January 1, 1994.


     Participants may elect a salary reduction from 1% to 12% as a contribution to the Plan. Modifications of the salary reductions may be made quarterly. The Plan permits the Company to match participants' contributions. Beginning in 1998, the Company matched 100% of a participant's contributions with Company stock, provided the participant was employed on the last day of the year. The number of shares issued is based on the contributions to be matched divided by the closing price of the Company's stock on the last trading day of the year. During 1998, 20,000 shares were issued, and compensation expense of $236,000 was recognized. These shares vest ratably based on a participant's years of service and are fully vested after four years of service.

                                TRIMERIS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. EMPLOYEE BENEFIT PLANS, CONTINUED

     The normal retirement age shall be the later of a participant's 65th birthday or the fifth anniversary of the first day of the Plan year in which participation commenced. The Plan does not have an early retirement provision.


EMPLOYEE STOCK PURCHASE PLAN

     The Company has an Employee Stock Purchase Plan which permits eligible employees to purchase newly issued common stock of the Company up to an aggregate of 250,000 shares. Under this plan, employees may purchase from the Company a designated number of shares through payroll deductions at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the date of the grant or the date the right to purchase is exercised. No shares were issued under this plan during 1996 or 1997, and 40,000 shares were issued under this plan in 1998.


7. SUPPLEMENTARY CASH FLOW INFORMATION


     Capital lease obligations of $330,000, $211,000 and $1,236,000 were incurred in 1996, 1997 and 1998, respectively, for leases of new furniture and equipment.


     During 1995, the Company exchanged notes payable to stockholders, including accrued interest of $6.4 million for Series B Preferred Stock.


     Shares issued under the license and consulting agreements have been valued by the Board of Directors taking into consideration the fair value of the most recently issued preferred stock or the value of the services, whichever is more readily determinable.


8. COMMITMENTS AND CONTINGENCIES


     The Company is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

                      (This Page Intentionally Left Blank)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES.



                       --------------------------------
                               TABLE OF CONTENTS


                                                                 PAGE
                                                              ---------
Prospectus Summary ........................................        3
Risk Factors ..............................................        6
Use of Proceeds ...........................................       16
Dividend Policy ...........................................       16
Price Range of Common Stock ...............................       17
Capitalization ............................................       18
Dilution ..................................................       19
Selected Financial Data ...................................       20
Management's Discussion and Analysis of
   Financial Condition and Results of Operations ..........       21
Business ..................................................       26
Management ................................................       39
Certain Transactions ......................................       47
Principal Stockholders ....................................       48
Description of Capital Stock ..............................       50
Shares Eligible for Future Sale ...........................       52
Underwriting ..............................................       53
Legal Matters .............................................       54
Experts ...................................................       54
Where You Can Find More Information .......................       54
Information Incorporated by Reference .....................       55
Index to Financial Statements .............................      F-1

                       --------------------------------

                               2,500,000 SHARES



                                     [LOGO]




                                 TRIMERIS, INC.





                                  COMMON STOCK






                       --------------------------------
                              P R O S P E C T U S
                       --------------------------------
                          ING BARING FURMAN SELZ LLC
                         BANCBOSTON ROBERTSON STEPHENS

                                   SG COWEN






                                             , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Trimeris, Inc. (the "Registrant" or the "Company"). All of such fees and expenses, except for the SEC Registration Fee, are estimated:


           SEC Registration Fee ..........................................    $ 10,466
           Filing Fee -- National Association of Securities Dealers, Inc .       4,265
           Listing Fee -- Nasdaq National Market .........................      17,500
           Transfer agent's fees and expenses ............................       5,000
           Legal fees and expenses .......................................     100,000
           Printing fees and expenses ....................................     125,000
           Accounting fees and expenses ..................................      50,000
           Blue Sky Fees and Expenses (including legal fees) .............      10,000
           Miscellaneous expenses ........................................      52,769
                                                                              --------
    Total ................................................................    $375,000
                                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.


     The Company's Third Amended and Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware law, (iv) for any transaction from which the director derives an improper personal benefit or (v) acts or omissions occurring prior to the date of these provisions. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek equitable relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The

Company's Third Amended and Restated Certificate of Incorporation also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by DGCL.


     The Company's bylaws provide that the Company shall indemnify its directors and executive officers to the fullest extent permitted by the DGCL. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the DGCL.


     The Company has entered into indemnification agreements with each of its directors and executive officers. Generally, these indemnification agreements provide the maximum protection available under DGCL, as it may be amended from time to time. Under these indemnification agreements, however, individuals do not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her fur such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.


ITEM 16. EXHIBITS

     The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.










            [the remainder of this page is intentionally left blank]

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, County of Durham, State of North Carolina on this 26th day of May, 1999.



                                            TRIMERIS, INC.


                                            By: /s/  DANI P. BOLOGNESI
                                                -------------------------------

                                                   DANI P. BOLOGNESI, PH.D.

                                                CHIEF EXECUTIVE OFFICER AND

                                                CHIEF SCIENTIFIC OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




                 SIGNATURE                                      TITLE                         DATE
-------------------------------------------   ----------------------------------------   -------------
/s/  DANI P. BOLOGNESI                        Chief Executive Officer (principal         May 26, 1999
----------------------------------
 DANI P. BOLOGNESI, PH.D.                     executive officer), Chief Scientific
                                              Officer and Director
/s/  MATTHEW A. MEGARO                        President, Chief Financial Officer and     May 26, 1999
----------------------------------
 MATTHEW A. MEGARO                            Secretary (principal accounting officer
                                              and principal financial officer)
 *                                            Chairman of the Board                      May 26, 1999
----------------------------------
 JESSE I. TREU, PH.D.
*                                             Vice Chairman of the Board                 May 26, 1999
----------------------------------
 JEFFREY M. LIPTON
*                                             Director                                   May 26, 1999
----------------------------------
 BRIAN H. DOVEY
*                                             Director                                   May 26, 1999
----------------------------------
 CHARLES A. SANDERS, M.D.
*                                             Director                                   May 26, 1999
----------------------------------
 J. RICHARD CROUT, M.D.
* Executed on behalf of these persons by
Matthew A. Megaro, duly appointed attorney-
in-fact of each such person.
/s/  MATTHEW A. MEGARO
----------------------------------
       MATTHEW A. MEGARO
       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX





 EXHIBIT NUMBER                                      DESCRIPTION
----------------   -------------------------------------------------------------------------------
    1.1**          Form of Underwriting Agreement
    4.1*           Specimen certificate for shares of Common Stock
    4.2*           Description of Capital Stock
      5**          Opinion of Hutchison & Mason PLLC as to the legality of the securities being registered
   23.1**          Consent of Hutchison & Mason PLLC (included in Exhibit 5)
   23.2            Consent of KPMG LLP
   23.3            Consent of Pennie & Edmonds
     24**          Power of attorney (included on signature pages of this registration statement)
     27**          Financial Data Schedule


--------
* Incorporated by reference to Trimeris' Registration Statement on Form S-1 (File No. 333-31109).

** Previously filed.

     All financial statement schedules have been omitted because either they are not required, are not applicable, or the information is otherwise set forth in the Financial Statements and Notes thereto.